Exhibit 10.25

Shares Sale and Purchase and Exchange Agreement

in relation to

Brotalia, S.L.

executed by

of the one part

Above Food Corp.

as “Above” or the “Purchaser”,

and of the other part

Grupo Empresarial Enhol, S.L.

and Mr. Gonzalo Agorreta Preciado

as the “Sellers”

on June 13, 2024

Table of contents

1.	Definitions and interpretation	4

2.	Purpose of the Agreement	12

3.	Price	12

4.	Conditions Precedent and Condition Subsequent	14

5.	Period between the execution of the Agreement and the Closing	15

6.	Closing	18

7.	Representations and Warranties	24

8.	Rules on Liability	26

9.	Post-Closing Undertakings of the Parties	32

10.	Duty of confidentiality	33

11.	Miscellaneous	34

12.	Applicable law and Jurisdiction	37

Shares Sale and Purchase and Exchange Agreement

In Madrid, on June 13, 2024

Of the one part,

Above Food Corp., a company duly incorporated under the laws of the Province of Alberta, with registered office in 1600, 421 – 7th Avenue SE, Calgary, Alberta, T2P 4K9, registered at the Province of Alberta under Corporate Access Number 2026118113 and with Canada Revenue Agency with taxpayer identification number 710779877 and Spanish tax identification number (NIE) N0298564F (the “Purchaser”), represented in this act by Lionel Kambeitz, of age, a Canadian national, with domicile in Regina, at Riverbend View 2090, and with passport number HH199072. He exercises this representative authority pursuant to a power of attorney granted at his office of Above Food Corp., to which he was appointed by virtue of public deed granted on May 21, 2024 in front of Notary of Saskatchewan Ms. Dana Michelle Fauth and duly apostilled.

and of the other part,

Grupo Empresarial Enhol, S.L., a Spanish company, with registered office in Tudela (Navarra), calle Frauca, No. 13, Spain, registered at the Commercial Registry of Navarra at volume 212, sheet 20, page NA-4.525, and with taxpayer identification number B-31227200 (“Enhol”), represented in this act by the attorney-in-fact, Mr. Gonzalo Oliver Amatriain, with Spanish ID number 78752562-X, by virtue of a public deed granted on May 20, 2024, in front of the Notary of Tudela, Mr. Víctor González de Echávarri Díaz, under number 987 of his official records.

Mr. Gonzalo Agorreta Preciado (“Mr. Agorreta”), a Spanish citizen, of full age, single, holder of Spanish National Identification Number 78755511-S and professional address in Tudela (Navarra), at Calle Frauca No. 13, Spain, in his own name and behalf.

Enhol and Mr. Gonzalo Agorreta shall be jointly referred to as the “Sellers”, and the Purchaser and the Sellers shall be jointly referred to as the “Parties” and each of them individually as a “Party”.

The Parties mutually acknowledge their legal capacity to execute this agreement (the “Agreement”) and, accordingly,

WHEREAS

I.	The Purchaser and its wholly-owned subsidiaries are vertically integrated, high growth, seed-to-fork plant-based platforms that have well-established financial profiles stemming primarily from its business-to-business (B2B) as well as its business-to-consumers (B2C) relationships, selling to over 300 customers across 35 countries.

II.	Grupo Enhol is a top tier family-owned, 4th generation Spanish business group conglomerate, with main focus in the renewable energy sector and presence in several sectors such as agriculture, food processing and real estate.

III.	On April 29, 2023, the Purchaser entered into a business combination agreement (as amended, the “Business Combination Agreement”) with Bite Acquisition Corp. (NYSE AMERICAN: BITE) ("Bite"), a special purpose acquisition company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On April 29, 2024, the Shareholders of Bite approved the Business Combination.

IV.	As per the Business Combination Agreement, it is envisaged that on the closing date of the Business Combination Agreement and pursuant to a court-approved plan of arrangement, the Purchaser’s shareholders will effect the Share Exchange (as such term is defined in the Business Combination Agreement), pursuant to which, among other things, the Purchaser’s shareholders will contribute to Above Food Ingredients Inc. (“New-Above”) all of the issued and outstanding equity of the Purchaser in exchange for newly issued New Above Common Shares, Class A Earnout Shares of New Above and Class B Earnout Shares of New Above, and after giving effect to the Share Exchange, the Purchaser will become a direct, wholly owned subsidiary of New-Above. In turn, New-Above has applied to list the New-Above Common Shares and warrants on the NASDAQ or NYSE in connection with the closing under the Business Combination Agreement. Also, on the closing date of the Business Combination Agreement and following the completion of the Share Exchange, Above Merger Sub, Inc., which is currently a wholly owned subsidiary of New-Above, will merge (the “Merger”) with and into Bite, with Bite continuing as the surviving corporation after the Merger as a direct, wholly owned subsidiary of New-Above.

V.	Simultaneously to the execution of this Agreement, Enhol has entered into a subscription agreement (the “Subscription Agreement”) and has committed to fund the Purchaser, under such Subscription Agreement, in a total amount of USD 5,000,000. For the avoidance of any doubt, (i) the execution of the Subscription Agreement and the disbursement of the committed amount under such agreement are subject to and conditional upon (a) the effective execution of this Agreement, and (b) completion of the Closing as provided herein; and (ii) without prejudice to (i) above and to the Subscription Agreement being entered into on the date hereof, the subscription and acquisition by Enhol of the relevant shares as provided under the Subscription Agreement is a stand-alone transaction, independent from the sale and purchase of the Shares governed hereunder and the consideration payable thereunder is unrelated to that set forth herein.

VI.	Brotalia, S.L. ("Brotalia" or the "Company") is (A) a subsidiary of Enhol which is engaged in (a) the development, production and commercialization of (i) pre-cooked processed animal protein products and (ii) products made with alternative protein, for human consumption, (b) the development and research of new products, technologies or processes for the manufacture of edible products for human consumption, and (c) food tech project acceleration consultancy, (the “Business”) and (B) the sole shareholder of Naturcook Innovaciones, S.L. (the “Subsidiary” and jointly with the Company, the “Companies”). A description of the main intangible assets and material agreements comprising, among others, the business of the Companies is described in Appendix 1.2 of this Agreement. The Sellers are the owners of the Shares, as set forth in Schedule VI, which represent 100% of the total issued and outstanding share capital of Brotalia.

VII.	The Purchaser, assisted by professional advisors with substantial expertise in these kind of transactions and in the corresponding business, has carried out a commercial, financial, operational, tax and legal due diligence review of the Company, which includes that the Purchaser and its consultants had access to the information provided by the Company which was requested by the Purchaser, at its sole discretion (the “Due Diligence Information of the Company”) and the Sellers, assisted by professional advisors, have reviewed the information of the Purchaser and the Business Combination publicly available up to May 15, 2024 (the “Publicly Available Information of the Purchaser and the Business Combination” and, together with the Due Diligence Information of the Company, the ”Due Diligence Information”). In addition, the Purchaser and the Sellers have attended (i) expert sessions and interviews with each Party’s management in which each Party and its consultants were able to ask questions and obtain details regarding the Due Diligence Information and gain sufficient knowledge of each corresponding businesses of the Company and the Purchaser; and (ii) site visits to the premises of the other Party premises and facilities (the review of the Due Diligence Information and the attendance to expert sessions and site visits, the “Due Diligence Process”). The Due Diligence Process allowed the Purchaser to form a suitable and sufficient opinion of the Company’s business and the Sellers to form a suitable and sufficient opinion of the business of the Purchaser and the Business Combination to enter into this Agreement and determine the Purchase Price.

VIII.	The Purchaser and the Sellers are interested in combining their food technology companies and divisions by way of a share exchange, which the Parties have agreed to, and shall result in the participation of the Sellers in New-Above (as defined herein). Particularly: (i) the Above Common Stock to be delivered in exchange of the shares of the Company shall convert to New-Above stock as of the date of the Business Combination; and (ii) the earn-out terms and conditions under this Agreement shall replicate those applicable to beneficiaries of the earn-out under the Business Combination Agreement, which terms shall be as set forth on Schedule 3.5 attached hereto, with Enhol being additionally granted the right to nominate a director of New-Above pursuant to a Nomination Rights Agreement to be entered into by and among Enhol and the Company. In order to achieve such business combination, the Purchaser has agreed to acquire, and the Sellers have agreed to sell, all of the Shares under the following terms:

CLAUSES

1.	Definitions and interpretation

1.1	Definitions

In the Agreement the following terms shall have the meanings specified below:

“Above” means Above Food Ingredients Inc., an Alberta corporation and a direct, wholly owned subsidiary of the Purchaser.

“Above Group” means the Purchaser and its Affiliates from time to time.

“Above Common Shares” means private shares in the capital of Above Food Corp., with such other particulars as further set forth in Clause 3.3.

“Affiliate” means, with respect to a Person, any Person Controlling, Controlled by, or under the common Control with (in each case whether directly or indirectly), the relevant Person.

“Agreement” means this agreement and its Schedules.

“Agreement Date” means the date on which the Agreement is executed, as appears first above written.

“Agro APA” means the agreement entered into between Foodys Agro and Brotalia on April 8, 2024 by virtue of which Foodys Agro acquired the Agro Business of Brotalia.

“Agro Business” means the business unit acquired by Foodys Agro from Brotalia in accordance with the Agro APA, comprising all assets, clients, brands, permits, licenses, authorizations and employees ascribed to the cultivation, marketing and sale and purchase of aromatic herbs, as described in the Agro APA.

“Assets” means the assets described in Appendix 1.2 owned by Brotalia, among others, as of Closing to which, in aggregate, have been attributed by the Purchaser with an estimated value as set out therein.

“Bite” means Bite Acquisition Corp. (NYSE AMERICAN: BITE).

"Bite Transfer Agreement Escrow” means the stock escrow agreement dated as of February 11, 2021, by and among Bite, Smart Dine, LLC, Continental Stock Transfer & Trust Company and other parties thereto (as amended from time to time), to which Enhol shall adhere as “Additional Holder” by virtue of a Joinder to Stock Escrow Agreement on the terms set forth in the Transfer Agreement.

“Brotalia” means the Company.

“Business” shall have the meaning set forth in Whereas VI.

“Business Combination” shall have the meaning set forth in Whereas III.

“Business Combination Agreement” shall have the meaning set forth in Whereas III.

“Business Day” means any day except Saturdays, Sundays or public holidays in Tudela (Spain), New York (US) and Regina, SK (Canada).

“Business Partner” shall have the meaning set forth in Clause 9.2.

“Cash” means the USD equivalent of the aggregate of any currency deposited at the Companies’ bank accounts and any other petty cash amount owned by the Companies at a certain date.

“Charges and Encumbrances” means any charge, claim, encumbrance, ancillary obligation, option, retrospective right of acquisition, retention of title, pooling agreement, third-party right, including preemptive rights of acquisition or transfer, or restrictions on the transferability of the Shares.

“Closing” means the transfer of the Shares to the Purchaser in exchange for the Above Common Shares and other actions and deliveries provided for in Clause 6.

“Closing Date” means the day on which the Closing shall take place as provided for in Clause 6.

“Cocuus” means Cocuus System Ibérica, S.L.

“Cocuus Collaboration Agreement” has the meaning set for in Appendix 1.2.

“Cocuus MoU” has the meaning set for in Appendix 1.2.

“Company” means Brotalia, S.L., a Spanish company, with business address at Calle Frauca 13, 31500 Tudela (Navarra), Spain, registered with the commercial register of Navarra at book 1845, page 156 and sheet NA-36639, and with taxpayer identification number B-71309314.

“Companies” means the Company and its Subsidiary.

“Condition(s) Precedent” means the conditions provided for in Clause 4.1, to which the performance of the sale and purchase and exchange of shares hereunder is subject.

“Consortium” shall have the meaning set forth in Schedule 5.2.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means when used with respect to any Person (even where used without a capital letter in this Agreement), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by its participation in the managing bodies of such Person, by contract or otherwise.

“Damage or Loss” means any actual and direct damages (“daño emergente directo”) that a Party may suffer as a direct consequence of any falsehood or inaccuracy in the Representations and Warranties.

For the avoidance of doubt, any indirect or consequential damages (“daños indirectos”), loss of profits, loss of bargain, loss of opportunity or loss of income (“lucro cesante”) and moral or reputational damages (“daños morales”) shall be excluded from the definition of Damage or Loss.

“Debt” means at any time and without double counting, the aggregate at such time of the Financial Indebtedness of the Companies from sources external to the Companies.

No amount should be included or excluded more than once.

Additionally, except if they are settled before the Effective Time as provided for in this Agreement, the following items shall be considered indebtedness of the Companies for the purposes of calculating the Debt as at the Effective Time:

■	any interests, prepayment fees and commissions that may have to be paid by the Companies as a result of an early termination or prepayment of the existing Financial Indebtedness of the Companies;

■	any dividend approved and pending to be paid by the Companies; and

■	any outstanding fee balance pending to be paid by the Companies to any of the Sellers or its Related Parties.

“Deductible” means USD 130,000.

“De Minimis” means USD 13,000.

“Due Diligence Information” shall have the meaning set forth in Whereas VII.

“Due Diligence Information of the Company” shall have the meaning set forth in Whereas VII.

“Due Diligence Process” shall have the meaning set forth in Whereas VII.

“Effective Time” means the moment immediately prior to Closing.

“Enhol” means Grupo Empresarial Enhol, S.L., a Spanish company, with registered office in Tudela (Navarra), calle Frauca, No. 13, Spain, registered at the Commercial Registry of Navarra at volume 212, sheet 20, page NA-4.525, and with taxpayer identification number B-31227200.

“Enhol Group” means Enhol and its Affiliates from time to time.

“Escrow Agent” means Gowling WLG.

“Escrow Agreements” means jointly, the Bite Transfer Agreement Escrow and the Subscription Escrow Agreement.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Rate” shall mean on any day, for purposes of determining the USD equivalent of the EUR currency in which the financial statements of the Company or any potential liability of the Company for the purposes of the liability regime under this Agreement are denominated, the rate at which EUR may be exchanged into USD at the time of determination on such day as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (and applying the Currency Converter set forth on such webpage), or as displayed on such other information service which publishes that rate of exchange from time to time in place of Bloomberg. In the event that such rate is not displayed by Bloomberg on the webpage specified in the immediately preceding sentence, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Parties, or, in the absence of such an agreement, the Sellers may use any reasonable method, in consultation with the Purchaser, they deem appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Guarantees” has the meaning set forth in Clause 6.6.

“Financial Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount of any indebtedness of the Companies, including, for the avoidance of any doubt, convertible debt instruments, plus any interest accrued and not paid, but expressly excluding any drawn or undrawn working capital facilities (créditos para financiación de circulante) of the Companies, such as factoring and confirming facilities.

“Financial Statements” means the consolidated year-end and interim financial statements (balance sheet and profit and loss accounts) of the Companies, corresponding to FY2023 (including the Agro Business) and as of April 30, 2024 (after the Agro Business carve out as per the Agro APA), respectively made available to the Purchaser and attached as Appendix 3.1.

“Foodys Agro” means Foodys Agro, S.L., a Spanish company, with business address at Calle Frauca 13, 31500 Tudela (Navarra), Spain, registered with the commercial register of Navarra at book 2135, page 111 and sheet NA-42737, and Spanish identification number B-71497275.

“Fundamental Representations and Warranties” means the Sellers’ Representations and Warranties list in Schedule 7.2.(i).

“Group” means a group of companies within the meaning of article 18 of the Spanish Companies Law approved by Royal Legislative Decree 1/2010 of 2 July (“Texto Refundido de la Ley de Sociedades de Capital”).

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board.

“Innomy” means Innomy Biotech, S.L.

“Innomy MoU” has the meaning set for in Appendix 1.2.

“Intellectual Property” means all intellectual property, whether or not patentable or registered, including without limitation, algorithms, brands, business methods, computer programs, computer software, concepts, confidential information, firmware, composition of matter or materials, certification marks, collective marks, customer lists, data, databases, designs, conceptions, discoveries, distributor lists, documents, file layouts, ideas, improvements, industrial designs, information, innovations, inventions, know-how, logos, manufacturing information, materials, methods original works of authorship and derivative works thereof, plans, processes, proprietary technology, reputation, research results, research records, service marks, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trademark applications, patent, patent applications, trade dress, trade names, trade styles, and technical information.

“Intellectual Property Rights” means all intellectual property rights, including without limitation, rights in Intellectual Property, trade secret rights, copyright rights, rights in trademarks, goodwill in trademarks, patents, and patent applications.

“IT Systems” has the meaning set for in Schedule 7.2.(ii).

“Lock-Up Agreement” means the lock-up agreement to be entered into on Closing on substantially similar terms and conditions to those set forth in Schedule 3.3 of this Agreement.

“Longstop Date” means July 31, 2024.

“Material Agreements” has the meaning set for in Schedule 7.2.(ii).

“Merger” has the meaning set for in Whereas IV.

“Naturcook” means the Subsidiary.

“Net Debt” means Debt (absolute value) minus Cash (absolute value).

“New Above” means Above Food Ingredients Inc.

“New Above Shares” shall have the meaning set forth in Clause 3.3.

“Nomination Rights Agreement” means the nomination rights agreement to be entered into by Enhol, the Company and New-Above in substantially the form attached hereto in Schedule 4.1.3.

“Notary” means Mr. Francisco Miras Ortiz before whom the Deed of Sale and Purchase shall be executed and the other actions provided for in Clause 6 shall be carried out, unless otherwise agreed by the Parties in writing.

“New Above Common Shares” means the common shares of New-Above, subject the Registration Rights provided in Clause 3.5 of this Agreement.

“Party” means any of the Sellers or the Purchaser.

“Person/s” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pre-Closing Reorganization” has the meaning set forth in Clause 5.4.

“Properties” has the meaning set forth in Schedule 7.2.(ii).

“Publicly Available Information of the Purchaser and the Business Combination” shall have the meaning set forth in Whereas VII.

“Purchase Price” shall have the meaning attributed to it under Clause 3.1.

“Purchase Price in Shares” shall have the meaning set forth in Clause 3.3.

“Purchaser” means Above Food Corp.

“Related Parties” means Persons related to a Party as described in article 231 of the Spanish Capital Companies Act.

“Representations and Warranties” means the representations and warranties that a Party makes and gives for the benefit of the other Party in accordance with the provisions of Clause 7.

“Ruling” means a final and non-appealable court decision, arbitral award or settlement.

“Sellers’ Pro-rata Allocation” means the proportion of any consideration element and/or any joint (mancomunada) obligation of the Sellers under this Agreement allocated to each Seller pro-rata to each Seller’s participation in the Company’s share capital, as further detailed in Schedule VI.

“Sellers’ Business Representations and Warranties” means the Sellers’ Representations and Warranties list in Schedule 7.2.(ii).

“Sellers’ Business Representations and Warranties Liability Cap” means two million six hundred thousand USD (USD 2,600,000.00).

“Sellers’ Fundamental Representations and Warranties” means the Sellers’ Representations and Warranties list in Schedule 7.2.(i).

“Sellers’ Representations and Warranties” means the Sellers’ Fundamental Representations and Warranties list in Schedule 7.2.(i) and the Sellers’ Business Representations and Warranties listed in Schedule 7.2.(ii).

“Shares” means the (a) 100,000 shares into which the Company’s registered share capital is divided, numbered from 1 through 100,000, each with a par value of one EURO (EUR 1) and fully paid in and (b) any shares issued to the Sellers in the framework of the Pre-Closing Reorganization.

“Stock Exchange” means the New York Stock Exchange or NASDAQ a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Subscription Agreement” shall have the meaning set forth in Whereas V.

“Subscription Escrow Agreement” means the cash and stock escrow agreement to be entered into, inter alia, by Enhol, the Escrow Agent and the Purchaser, on the terms and conditions provided in the Subscription Agreement.

“Subsidiary” means Naturcook Innovaciones, S.L., a Spanish company, with business address at Calle Frauca, No. 13, 31500 Tudela (Navarra), Spain, registered with the commercial register of Navarra at book 1977, page 182 and sheet NA-39409, and with taxpayer identification number B-71395602.

“Taxes” means any tax, charge, levy, contribution, fiscal or quasi-fiscal imposition, custom duties, social security contributions or any obligation to withhold or prepay any tax established under the laws applicable to the Parties or the Companies or any equivalent tax, charge, levy, contribution, fiscal or quasi-fiscal imposition, customs duties, social security contributions or any obligation to withhold or prepay any tax established under the laws of any other jurisdiction, as well as any charge or amount related thereto (including fines, penalties, interests and surcharges) but excluding for the avoidance of doubt deferred taxes and any obligation to repay unlawfully granted state aid.

“Tax Return” means any written declaration or other written formal report, notice, form or filing mandatorily required to be supplied to any Taxing Authority with respect to Taxes, including any formally mandatorily required official schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any competent governmental authority in charge of imposing any Taxes.

“Transfer Agreement” means the Assignment and Transfer Agreement to be executed by Enhol and Smart Dine, LLC detailing the transfer of 500,000 common shares of Bite on terms substantially similar to those set forth in Schedule 6.2.(xii) hereto.

“Transaction Documentation” shall have the meaning attributed to it under Schedule 7.1.

1.2	Interpretation

In the Agreement, unless indicated otherwise:

(i)	Any reference to the Agreement must be deemed to be made to the Agreement, its Schedules and its Appendixes.

(ii)	Any reference to “Clause”, “Appendix” or “Schedule” must be deemed to be made to a Clause of, “Appendix”, or Schedule to, the Agreement.

(iii)	Any reference to a “person” includes any Person.

(iv)	Wherever the terms “includes”, “included”, “include” and “including” are used, they shall be deemed to be followed by the expression “without limitation”.

(v)	If an obligation is qualified or formulated by reference to the use of “best efforts” or another similar expression, it refers to the endeavors that a person with the firm intention to achieve an outcome would use in similar circumstances to ensure the achievement of such outcome as soon as possible, taking into account, among other factors:

(a)	the price, financial interest and other terms of the obligation;

(b)	the degree of risk normally entailed by the achievement of the expected outcome; and

(c)	the ability of an unrelated person to exert an influence on the performance of the obligation.

(vi)	Any reference to “ordinary course of business” shall be interpreted as the normal conduct of the commercial operations of the Companies applied in a uniform and consistent manner in the last two (2) years.

(vii)	Any reference to “days” shall be deemed to be made to “calendar days”. Any periods expressed in days shall start to be counted from the day immediately following that on which the counting starts. If the last day of a period is not a Business Day, the period in question shall be deemed to have been automatically extended until the first following Business Day. Periods expressed in months shall be counted from date to date unless in the last month of the period such date does not exist, in which case the period shall end on the following Business Day.

(viii)	Any reference to “from”, “as from” or “through” a given date shall be understood to include such date.

(ix)	The headings used in the Agreement are included for reference only and shall not form part of the Agreement for any other purpose or affect the interpretation of any of its Clauses.

(x)	“Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of Mr. Gonzalo Agorreta Preciado, Mr. Gonzalo Oliver Amatriain or Mr. Diego Oliver Gimeno, after due inquiry to the officers of the Company.

(xi)	Terms appearing in Spanish shall have the meanings ascribed to them in Spanish laws.

(xii)	Given that the financial statements of the Company are denominated in EUR currency, any references in this Agreement to a certain financial parameter of the Company (particularly, Debt and Cash) set in USD shall be deemed to refer to the USD equivalent of the relevant parameter in EUR as of the date of the relevant calculation, determined by application of the Exchange Rate as of the Business Day immediately previous to the date of the relevant calculation.

2.	Purpose of the Agreement

2.1	Sale and purchase of the Shares

Subject to the terms and conditions of the Agreement, the Purchaser hereby agrees to purchase and shall acquire on Closing from the Sellers, which hereby agree to sell and shall transfer on Closing, each and every one of the Shares of the Company.

The Shares are hereby sold by the Sellers and purchased by the Purchaser free and clear from any Charges and Encumbrances, are fully subscribed for and paid in and fully enjoy the rights inherent to them by reason of statute and the bylaws.

2.2	Completion of the sale and purchase

The sale and purchase hereunder shall be completed on the Closing Date by way of the transfer of all of the Shares and the payment of the Purchase Price payable at Closing, pursuant to the terms of this Agreement.

In accordance with Article 1,450 of the Spanish Civil Code, this Agreement is effective (perfeccionado) by means of its execution by the Parties, being therefore binding and enforceable upon them from the date hereof; provided, however, that the completion of the Transaction is postponed until the Conditions Precedent are satisfied or waived and is subject to the occurrence of the Closing, in each case on the terms set forth herein. Upon the satisfaction or waiver of the Conditions Precedent, and the occurrence of the Closing, in each case on the terms set forth herein, the consummation (consumación) of the purchase and sale of the Shares shall be as of the Closing Date.

3.	Price

3.1	Purchase Price

Subject to the terms and conditions of this Agreement, the total price for the acquisition of the Shares shall be equal to (i) the purchase price determined as provided in Clause 3.2, plus (ii) the Earn-Out (collectively, the “Purchase Price”).

The Purchase Price shall be allocated among the Sellers in the percentages indicated in Schedule 3.1.

3.2	Calculation of the Purchase Price

The Parties agree that the purchase price of the Shares is USD 13,000,000.

The Purchase Price has been calculated on the assumption that the Net Debt as at the Closing Date will be zero EUROS (EUR 0).

3.3	Payment of the Purchase Price

The Purchase Price shall be paid by the Purchaser to the Sellers on Closing by way of delivery to the Sellers of (i) with respect to the Purchase Price, 6,180,413 Above Common Shares, valued at the price per share determined for the purposes of the Business Combination, which aggregate value amounts to the Purchase Price (the “Purchase Price in Shares”) pursuant to the allocation indicated in Schedule 3.1. The Above Common Shares, upon the Business Combination, will be converted into New Above Shares at a ratio of multiplying the Above Common Shares by 0.2103419 (“New Above Shares”), at value of ten USD ($10) per New Above Shares and which shall be subject to the registration rights set out in Clause 3.5 and the lock-up provisions as set out in Schedule 3.3. Notwithstanding the foregoing, if the conversion ratio changes between Closing of this transaction and closing of the Business Combination, the parties covenant and agree to adjust the number of Above Common Shares issued to the Sellers to ensure the total value of New Above Common Shares received by the Sellers in connection with this Agreement shall be equal to thirteen million USD ($13,000,000).

3.4	Earn Out

The Purchaser represents and warrants to the Sellers that upon closing of the Business Combination, New Above shall issue to the Sellers (pro-rata to the Sellers’ Pro-rata Allocation) New Above Class A Earnout Shares and New Above Class B Earnout Shares on the same terms and conditions as issued to existing holders of Above Common Shares, as more precisely described in the F4 filing statement for the Above shareholders and in accordance with the Plan of Arrangement of the Purchaser.

3.5	Registration Rights

No later than ten (10) Business Days following the Business Combination, the Purchaser shall cause New Above shall file with the United States Securities and Exchange Commission a registration statement with respect to the public resale by the Sellers of the New Above Common Shares on the terms and conditions as set out in the registration rights agreement, to which the Sellers shall adhere pursuant to a joinder agreement, on terms substantially similar to those set forth in Schedule 3.5 hereto.

4.	Conditions Precedent and Condition Subsequent

4.1	Definition of the Conditions Precedent

Completion of the sale and purchase hereunder and, therefore, the respective obligations of the Parties to transfer the Shares and acquire the Shares and pay the Purchase Price on the Closing Date is subject to:

4.1.1	the execution of the Subscription Agreement by the Parties, which Subscription Agreement shall provide for Enhol to purchase Above Common Shares at Closing;

4.1.2	contemporaneous with the Closing, the execution of the Transfer Agreement detailing the transfer of 500,000 common shares of Bite, owned by Smart Dine, LLC to Enhol;

4.1.3	evidence of corporate approval and/or consents, as required, for completion of the transactions contemplated in the Business Combination Agreement and in this Agreement;

4.1.4	prior to the Closing confirmation that there are sufficient votes from Above shareholders to approve of the Closing (as defined in the Business Combination Agreement) of the Business Combination, and as provided hereof; and

4.1.5	execution and delivery of the Escrow Agreements.

(the “Conditions Precedent”).

4.2	Waiver of the Conditions Precedent

The Conditions Precedent in 4.1.1, 4.1.3 and 4.1.5 have been agreed for the benefit of the Sellers and the Purchaser and, accordingly, may only be waived by them, in whole or in part, on Date.

The Conditions Precedent in 4.1.2 and 4.1.4 have been agreed for the benefit of the Sellers and, accordingly, may only be waived by them, in whole or in part, before the Longstop Date.

4.3	Non-fulfillment of the Conditions Precedent

If any Condition Precedent is not satisfied on or before the Longstop Date, the Agreement shall be deemed terminated and the above referred respective obligations of the Parties in relation to completion of the transfer of the Shares shall be deemed extinguished and rendered without effects, without any Party having any liability or further obligation to any other Party, except for breach by any of the Parties or their obligations under the Agreement prior to the date of termination Clauses 1, 10, 11.6, 11.7 and 12 shall remain in full force and effect between the Parties.

4.4	Condition Subsequent

If (a) Closing has occurred on or before the Longstop Date but (b) the Business Combination has not occurred on or before the Longstop Date, then the Agreement shall be deemed terminated (i) and the above referred respective obligations of the Parties in relation to release of the Shares and Cash in accordance with the Subscription Escrow Agreement and the completion of the transfer of the Shares shall be deemed extinguished and rendered without effects and regarded as never executed in the first place, retroacting any of its effects to the date of its execution, without any additional requirement or formality to be executed by the Parties, and (ii) without any Party having any liability or further obligation to any other Party, except for breach by any of the Parties or their obligations under the Agreement prior to the date of termination Clauses 1, 10, 11.6, 11.7 and 12 shall remain in full force and effect between the Parties. For the avoidance of doubt, as a consequence of such termination, (a) the Sellers shall regain title to the Shares, and (b) the Purchaser shall regain title to the Above Common Shares.

5.	Period between the execution of the Agreement and the Closing

5.1	Ordinary management

Each of the Sellers undertake to the Purchaser that, between the Agreement Date and the Closing Date:

(i)	It shall continue, and it shall procure that the Company continues, to manage its business in a prudent and ordinary manner, with the diligence of a prudent businessman in compliance with the applicable laws and in the ordinary course of business; and

(ii)	it shall refrain from approving, or from providing assistance for the approval by the Company of, any transactions falling outside the ordinary course of its business, except for those deriving from what is expressly provided for in the Agreement or unless there is express prior written consent from the Purchaser.

Sellers shall make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, any documents, information and data relating to the Company, as are reasonably requested by the Purchaser and its authorized representatives that are material to the transactions contemplated herein. The Sellers shall afford the Purchaser and its authorized representatives during normal business hours access to all property and assets utilized in the Business.

5.2	Actions requiring the Purchaser’s consent

Specifically, with the exception of the actions listed in Schedule 5.2, the Sellers shall expressly procure that, from the Agreement Date, the decision-making bodies of the Company obtain the express written consent of the Purchaser before entering into any actions or transactions, including:

(i)	the amendment of bylaws or regulations or mergers, spin-offs, windings-up or structural modifications at any of the Companies, as well as any other corporate transactions, with effects similar to the foregoing;

(ii)	the issue of new shares or of any other securities that are exchangeable or convertible into shares or confer rights on their subscription or acquisition, or the purchase or retirement of their shares of treasury stock or the reclassification, reduction or increase of their share capital;

(iii)	the disposal, modification, commencement or abandonment of the main activities or lines of business of the Company, or the acquisition of all or most of the assets or the shares of another company or entity;

(iv)	the arrangement of any contract or transaction with the Sellers other than those already existing and disclosed as part of the Due Diligence Information and those executed in the ordinary course of business;

(v)	a change in compensation or compensation policy for the members of the managing bodies of the Companies;

(vi)	a petition for an insolvency or other similar order; or

(vii)	the increase of the credit limits under the working capital facilities (créditos para financiación de circulante) of the Companies.

5.3	Purchaser acknowledgement

The Purchaser acknowledges and agrees that nothing in this Clause 5 shall prohibit or restrict the Sellers or the Companies from taking any action (or omitting to take any action):

(i)	that entails adaptations or changes to the normal course of the commercial operations that a reasonably prudent businessman would have implemented in the context an emergency or disaster situation, provided that Sellers shall as soon as possible inform the Purchaser of such action or omission;

(ii)	which is considered in good faith to be mandatory for the Sellers, the Company or its directors or managers under any applicable laws or contracts entered into with third-parties other than the Sellers or any of its Affiliates in force prior to the Agreement Date;

(iii)	to enter into or amend in the ordinary course of business any contract or commitment with clients or suppliers (expressly excluding the Sellers and its Affiliates) which is terminable in accordance with its terms by written notice of six (6) months or less; or

(iv)	which is expressly authorized or contemplated in this Agreement or which is required in order to give effect to or comply with the terms thereof.

5.4	Pre-Closing Reorganization

The Purchaser acknowledges and agrees that, for the purposes of ensuring that the Companies do not include the Agro Business that Brotalia has developed up to March 31, 2024 as agreed by the Parties, the Sellers have completed the following actions:

(i)	On January 9, 2024, the Sellers incorporated Foodys Agro.

(ii)	On April 8, 2024, Foodys Agro acquired the Agro Business from Brotalia by virtue of the Agro APA for a total amount of eight hundred fourteen thousand nine hundred eighty six euros and fifty nine cents (814,986.59 €), which shall be fully settled on or before the Closing Date.

(iii)	Pursuant to the terms of the Agro APA the employees of Brotalia which were ascribed to the Agro Business were transferred to Foodys Agro on April 1, 2024.

(iv)	Pursuant to the terms of the Agro APA the activity and industrial authorizations (licencias de actividad e industriales) of Brotalia corresponding to the Agro Business were transferred to Foodys Agro.

Additionally, the Purchaser acknowledges and agrees that prior to the Closing Date the Companies:

(i)	shall settle any and all outstanding amounts with the Sellers’ and their group (taking into account or offsetting any amounts or accounts receivables the Companies may have arising from any Tax credits and Tax loss carryforwards applied or used by the Enhol Group companies as a result of the Companies’ participation in the Enhol Tax group in application of the Tax consolidation regime). For such purposes, the Purchaser agrees and acknowledges that the Sellers may contribute any credits against Brotalia to Brotalia by means of a share capital increase of Brotalia or an equity contribution to Brotalia; and

(ii)	shall settle and repay any Financial Indebtedness of the Companies from sources external to the Companies. In turn, Sellers undertake to cause the Companies to settle and repay any Financial Indebtedness of the Companies from sources external to the Companies prior to the Effective Date.

Moreover, on May 21, 2024 the Company acquired 345 shares of Naturcook by virtue of the sale and purchase public deed granted before the Notary of Tudela, Mr. Victor Gonzalez de Echavarri Diaz recorded under No. 994 of his protocol and thus, became the sole shareholder (100%) of Naturcook.

All of the foregoing, the “Pre-Closing Reorganization”.

The Purchaser acknowledges and agrees that nothing in this Clause 5 shall prohibit or restrict the Sellers or the Companies from taking any action (or omitting to take any action) that is aimed at completing the Pre-Closing Reorganization, in the terms set out in this Clause 5.4. Additionally, the Parties hereby agree that such Pre-Closing Reorganization has been agreed upon by the Parties hereto and no actual or contingent liability of the Companies arising from any of the actions or transactions completed or executed to complete the Pre-Closing Reorganization shall give rise to any claim by the Purchaser to the Sellers under this Agreement and, without prejudice to the foregoing, the Purchaser hereby waives any such claims against the Sellers in relation to the Pre-Closing Reorganization.

6.	Closing

6.1	Closing Date and place of execution

The Closing shall take place within five (5) Business Days from the date on which the Conditions Precedent have been fulfilled (or, as the case may be, have been waived in writing, as provided for in Clause 4.2) on the date to be communicated by the Purchaser to the Sellers at least two (2) Business Days in advance, in Madrid at the offices of the Notary, starting at 4:00 p.m. (CET) unless otherwise agreed by the Parties.

6.2	Actions at Closing

On the Closing Date, the Parties and the Company shall appear personally or duly represented before the Notary and carry out the following actions, all of which shall be deemed to have occurred simultaneously (en unidad de acto):

(i)	the Purchaser shall deliver or make available to the Sellers evidence of the satisfaction of the Conditions Precedent set out in Clause 4.1 (only to the extent not already delivered or made available in advance);

(ii)	the Sellers shall deliver to the Notary the relevant documentation, or make before the Notary the relevant statements, as may be necessary to comply with the provisions of article 160 (f) of the Spanish Companies Act (Ley de Sociedades de Capital), where applicable;

(iii)	the Sellers shall deliver to the Notary a certificate issued by the secretary of the board of directors of the Company stating that, as of the Closing Date, immediately prior to Closing: (i) according to the Company’s shareholders registry book (libro registro de socios) the Shares represent 100% of the share capital of the Company, have been validly issued, are fully paid in, are owned by the Sellers, and are free and clear from any Charges and Encumbrances; and (iii) that all requirements established under applicable law and in the by-laws of the Company for the transfer of the Shares to the Purchaser have been fulfilled or waived or otherwise are not applicable;

(iv)	the Sellers shall exhibit to the Notary the ownership titles over the Shares and instruct the Notary to annotate the transfer (rebaje) in such documents immediately after Closing becoming effective;

(v)	the Purchaser shall pay the Purchase Price by delivery of Above Common Shares as provided in Clause 3.3, for which purposes the Parties shall perform the actions set out in paragraphs (xii) and through (xv) of this Clause 6.2;

(vi)	the Purchaser shall deliver an executed copy of the Nomination Rights Agreement in terms substantially similar to those set forth in Schedule 4.1.3 hereto;

(vii)	Enhol (a) shall subscribe for Above Common Shares for a total amount of USD 5,000,000 in accordance with the terms and conditions set forth in the Subscription Agreement; and (b) the Purchaser and the Escrow Agent shall execute the Subscription Escrow Agreement;

(viii)	the Sellers and the Purchaser shall execute a public deed (escritura pública) before the Notary, pursuant to which:

(a)	this Agreement is formalized into a notarial public deed (elevado a público);

(b)	each of the Parties confirm that the Conditions Precedent have been satisfied (or waived, if applicable);

(c)	each of the Sellers, as shareholders of the Company representing 100% of the share capital of the Company, shall expressly consent to the sale and transfer of the Shares to the Purchaser pursuant to this Agreement and shall expressly and irrevocably waive, in connection with the Transaction and for all relevant purposes, the exercise of any pre-emption rights, rights of first refusal, rights of first offer, lock-up arrangements, drag-along or tag-along rights and/or any other similar rights or transfer restrictions which otherwise might be exercised under applicable law and/or the bylaws of the Company, and expressly and irrevocably shall waive its rights to initiate any claims in connection with any such rights, transfer restrictions or procedures for the transfer of the Shares that otherwise might be applicable in connection with the transfer of the Shares to the Purchaser pursuant to this Agreement, and/or otherwise in connection with the Transaction;

(d)	each of the Parties confirms that all the closing actions required under this Clause 6 have been carried out;

(e)	the Sellers transfer the Shares to the Purchaser and the Purchaser acquires the Shares from the Sellers, clear from any Charges and Encumbrances;

(f)	the Sellers shall grant a receipt of payment (carta de pago) for the Purchase Price (each Seller in respect of the amount of the Purchase Price corresponding to such Seller); and

(g)	the Parties shall repeat and ratify the relevant Representations and Warranties at Closing Date;

(ix)	The Sellers shall deliver to the Purchaser the written resignations of the directors of the Company and Naturcook pursuant to which each of the such directors resign from their positions in such Companies’ management bodies and declare that they have no claims against any of the relevant Companies, all in accordance with the resignations letter forms attached hereto as Schedule 6.2.(ix);

(x)	The Purchaser shall deliver to the Sellers separate letters addressed to each of the directors of the Company and Naturcook undertaking not to bring any action against any of them on any grounds related to or arising out of his position as director of the Company or Naturcook up to the Closing Date (in each case except for fraud (dolo)), all in accordance with the release letter forms attached hereto as Schedule 6.2.(x);

(xi)	The Purchaser, as sole shareholder of the Company, shall resolve upon the appointment of Mr. Agorreta as sole director of the Companies, provided that Purchaser may designate a board of director as of the closing of the Business Combination;

(xii)	Enhol and Smart Dine, LLC shall execute and deliver the Transfer Agreement in order to transfer 500,000 Bite common shares to be converted in New Above Shares at the Business Combination and corresponding Registration Rights Agreement and the Bite Transfer Escrow Agreement;

(xiii)	Bite and Above shall execute and deliver a waiver of Section 5.7 of the Business Combination Agreement with respect to Competing Registration Rights (as defined in the Business Combination Agreement).

(xiv)	Above shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Sellers evidence of the Purchase Price in Shares \ in book-entry form;

(xv)	The transfer of the Shares shall be registered in the Company’s shareholders’ registry book (libro registro de socios);

(xvi)	In relation to the insurance coverage in force at Closing and for the benefit of the Companies or their assets, under the Enhol general insurance policies and/or any other insurance policies entered into by any companies of the Enhol group, including those insurance policies detailed in Schedule 6.2.(xvi), the Purchaser undertakes to carry out all required actions to exclude the Companies from such insurance policies and include them in the relevant Purchaser group's or individual insurance policies with effects as from the Closing Date.

(xvii)	Enhol, the Purchaser and New Above shall enter into a Non-Competition, Non-Disclosure and Non-Solicitation Agreement on terms substantially similar to those set forth in Schedule 6.2.(xvii) hereto;

(xviii)	Enhol and the Company shall enter into a non-revolving credit facility (a) for up to a principal amount €146.329,12; (b) for purposes of repaying any amounts due under the confirming facilities of the Companies for amounts drawn thereunder up to May 31, 2024; (c) to be disbursed upon amounts withdrawn under the working capital facilities (créditos para financiación de circulante) of the Companies up to May 31, 2024 becoming due and payable, (d) to be repaid in a single instalment on the date falling twelve (12) months as of the Closing Date (“Maturity Date”), (e) bearing interest at an annual rate of EURIBOR 12 Months to be paid upon maturity and (f) which shall accrue default interest equal to (i) EURIBOR 12 Months plus 400bps (i.e. 4% p.a.) during the first quarter as of the Maturity Date, (ii) EURIBOR 12 Months plus 600bps (i.e. 6% p.a.) during the second quarter as of the Maturity Date, and (iii) from the third quarter as of the Maturity Date onwards EURIBOR 12 Months plus 800bps (i.e. 8% p.a.), on any amounts not paid on its due date through the date on which the payment is actually made.

All actions described above in this Clause 6 must be carried out on the Closing Date, successively as a single act (en unidad de acto), and the validity of such actions shall be subject to the completion of all of them. Accordingly, the Closing will not take place, and therefore the sale and purchase of the Shares shall not be deemed completed (consumada), until all of the actions listed above have been completely fulfilled (or otherwise expressly waived by the Parties).

6.3	Post closing undertakings of the Purchaser

Immediately following Closing, the Purchaser shall:

(i)	From the Closing Date, ensure that (a) a representative of Enhol shall be invited to meetings of the Board of Directors of Above, and (b) after the Business Combination, the Board of Directors of New-Above is comprised of at least seven (7) Persons, of which Enhol shall have the nomination rights to one (1) Director in accordance with the Nomination Rights Agreement to be entered into by and among Enhol and the Company;

(ii)	From the Closing Date onwards, ensure that the Director (or observer, as the case may be) nominated by Enhol in accordance with (i) above, has access to the information provided by any financial, audit and administrative oversight committees to the other members of the board of directors (or observers, as the case may be) in accordance with the Nomination Rights Agreement.

6.4	Post-Closing undertakings of the Parties

Following the Closing Date, the Purchaser, on the one hand, and Sellers, on the other hand, shall cooperate with each other in good faith, and shall cause their respective Affiliates to cooperate with each other, to facilitate the orderly and smooth transition of the Agro Business sold to Foodys Agro by virtue of the Agro APA and the transfer and assignment of the assets, permits, licenses or otherwise as provided under the Agro APA.

6.5	Post-Closing undertakings pre-completion of the Business Combination

The Purchaser undertakes to the Sellers that, between the Closing Date and the closing date of the Business Combination Agreement:

(i)	It shall continue, and it shall procure that the Companies continue, to manage their business in a prudent and ordinary manner, with the diligence of a prudent businessman in compliance with the applicable laws and in the ordinary course of business;

(ii)	it shall refrain from approving, or from providing assistance for the approval by the Companies of, any transactions falling outside the ordinary course of its business, except for those deriving from what is expressly provided for in the Agreement or unless there is express prior written consent from the Sellers; and

(iii)	it shall refrain from dismissing or changing Mr. Gonzalo Agorreta as sole director of the Companies.

6.6	Release of guarantees

The Purchaser shall use its best efforts to procure that all the securities, guarantees or indemnities given by or binding upon Enhol or any of the Enhol’s Affiliates in respect of any liability of the Companies identified in Schedule 6.6 (the “Existing Guarantees”) are fully, irrevocably and unconditionally terminated no later than six (6) months following of Closing Date. Without limitation to the Purchaser’s obligation set forth herein, the Purchaser shall:

(i)	use its best efforts to procure that the Existing Guarantees are fully, irrevocably and unconditionally terminated as soon as practicable;

(ii)	indemnify and hold harmless Enhol, and reimburse Enhol (or at Enhol’s election, its relevant Affiliate(s)) for any losses incurred or suffered by Enhol as a consequence of the enforcement of any of the Existing Guarantees or otherwise during the period commencing on the Closing Date and ending on the date when the relevant Existing Guarantee expires or is released in accordance with this Agreement, directly or indirectly relating to or arising under or in connection with the Existing Guarantees;

(iii)	irrevocably and unconditionally pay to Enhol, on demand, any disbursement (including the costs or expenses associated to the Existing Guarantees) made by Enhol or any of its Affiliates under or in connection with any Existing Guarantee;

(iv)	procure that no Existing Guarantee (and, so long as any Existing Guarantee remains in effect, no obligations thereunder) is renewed, extended, expanded or amended without Enhol’s prior written consent; and

(v)	pay to Enhol, on a quarterly basis (or if the Existing Guarantees are released before the end of a relevant quarter, payment to Enhol shall be made on the date of release of the relevant Existing Guarantees), an amount equivalent to 150bps (i.e. 1,5% p.a.) of the aggregate guaranteed amount, from the Closing Date and until the date on which the relevant Existing Guarantees are fully released (such amount shall accrue on a daily basis).

In case that any of the Existing Guarantees is not released on or before the six (6) months following the Closing Date (the “Replacement Date”), then Enhol shall be entitled to receive (in addition to the aforementioned amount), on a monthly basis (i) an amount equivalent to 450bps (i.e. 4,5% p.a.) of the aggregate guaranteed amount, accrued from the Replacement Date and until the earlier of (a) the third (3rd) month as of the Replacement Date and (b) the date on which the relevant Existing Guarantees are fully released; and (ii) if the Existing Guarantees are not fully released on or before the third (3rd) month as of the Replacement Date, an amount equivalent to 800bps (i.e. 8% p.a.) of the aggregate guaranteed amount, accrued from the date that falls on the third months as of the Replacement Date and until the date on which the relevant Existing Guarantees are fully released.

6.7	Preparation and filing of Tax Returns

(i)	Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Companies that (1) are required to be filed (taking into account any applicable extensions) on or before the Closing Date or (2) are required to be filed (taking into account any applicable extension) after the Closing Date but refer to a Taxable event that takes place before the Closing Date and affects Grupo Enhol’s Tax consolidation group.

(ii)	The Sellers shall prepare or cause to be prepared and timely filed, all Tax Returns required to be filed in respect of the Companies after the Closing Date but related to a taxable period ending on or prior to the Closing Date to the extent it affects Grupo Enhol’s Tax consolidation group. Any such Tax Return shall be prepared on a basis consistent with the past practices of the relevant Company and applicable Law. The Sellers shall deliver to the Purchaser, as promptly as reasonably possible before the due date for the filing of any Tax Return required to be prepared and filed pursuant to this Clause, a copy of such Tax Return, together with any additional information relating thereto that Purchaser may reasonably request. The Purchaser shall have the right to review such Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and the Sellers shall reflect on such Tax Return any reasonable comments submitted by the Purchaser. The Purchaser shall timely file or caused to be timely filed the Tax Returns as prepared by the Sellers.

(iii)	The Purchaser shall prepare or cause to be prepared and timely filed, all Tax Returns required to be filed in respect of the Companies for any taxable period beginning on or before, and ending after, the Closing Date to the extent it affects Grupo Enhol’s Tax consolidation group. Any such Tax Return shall be prepared on a basis consistent with past practices of the relevant Company and applicable Law. The Purchaser shall deliver to the Sellers, as promptly as reasonably before the due date for the filing of any Tax Return required to be prepared and filed pursuant to this Clause, a copy of such Tax Return, together with any additional information relating thereto that Sellers may reasonably request. Sellers shall have the right to review such Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and the Purchaser shall reflect on such Tax Return any reasonable comments submitted by the Sellers.

6.8	Brands and Trademarks

(i)	Enhol shall use its best efforts so that it or its Affiliates delete, remove, retire, cancel or withdraw, within one (1) year as of the Closing Date, any “Foodys” signs or stamps, from (a) all documents (except archives) held at the Companies’ facilities and (b) from all other items at publicly accessible Companies’ facilities as soon as practicable after the Closing Date.

(ii)	Notwithstanding the above, the Purchaser agrees that it will not, and will cause its Affiliates not to, assert any claims or rights, bring any suit or institute any other action against the Sellers or their Affiliates in relation to the use of the “Foodys” sign, provided that it is carried out only in the manner they are displayed at the Closing Date.

6.9	Transitional Services

Enhol and the Purchaser shall negotiate in good faith within a period not exceeding 20 Business Days as of the date hereof, the terms and conditions of an agreement for the provision of transitional services to the Companies, which terms and conditions shall provide, among other things (a) for an initial term of up to twelve (12) months following of Closing Date, which may be extended up to eighteen (18) months; (b) as consideration for such transitional services, Purchaser shall pay Enhol a service fee of EUR 1,400 per month, being equal to the amount of fees currently charged by Enhol to the Companies during such twelve (12) month period with fees after twelve (12) months to be negotiated; and (c) for the same scope of services as currently provided by Enhol to the Companies, in relation to (i) financing (controlling), (ii) human resources, (iii) IT support, (iv) legal and (v) health and safety matters, all in the ordinary course of business and in a manner consistent with past practices. For the avoidance of doubt, any services outside the ordinary course of business or inconsistent with past practices shall fall outside the scope of the transitional services agreement.

6.10	Further assurances

Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7.	Representations and Warranties

7.1	Purchaser’s Representations and Warranties

(i)	The Purchaser makes and gives to the Sellers the Representations and Warranties set forth in Schedule 7.1 and represents that they are true and correct as of the Agreement Date and will continue to be true and correct as of the Closing Date.

(ii)	Each Party represents to the other Party that:

(a)	it has reviewed, to its entire satisfaction, the Due Diligence Information; and

(b)	it has no knowledge of any of the Sellers’ Representations and Warranties set forth in Schedule 7.2.(i) and Schedule 7.2.(ii) being incorrect or incomplete.

7.2	Sellers’ Representations and Warranties

(i)	Each of the Sellers, each of them individually in relation to itself, makes and gives to the Purchaser the Fundamental Representations and Warranties set forth in Schedule 7.2.(i) and represents that such Fundamental Representations and Warranties are true and correct as of the Agreement Date.

(ii)	Subject to the limitation of liability of the Sellers to the Business Representations and Warranties Liability Cap, the Sellers make and give to the Purchaser on a joint but not several basis (mancomunadamente), pro rata to their participation in the Purchase Price, the Business Representations and Warranties set forth in Schedule 7.2.(ii). The Sellers represent, in respect of such Business Representations and Warranties, that they are true and correct as of the Agreement Date.

(iii)	For the avoidance of any doubt, the Sellers do not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion or other forward-looking information, including in any information memoranda or similar marketing materials, provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date hereof.

(iv)	The Sellers have expressly informed the Purchaser of the need for him to completely rely on its own opinion and on any professional advice that it has received in relation to the Companies and the completion of the transfer of the Shares. The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations or indemnification rights other than those expressly set out in this Agreement and with full acknowledgement and acceptance of the limitation of the liability of the Sellers for breach of Business Representations and Warranties to the Business Representations and Warranties Liability Cap.

7.3	Bring-down of the Representations and Warranties on the Closing Date

The Representations and Warranties made and given by the Parties on the Agreement Date in relation to the current situation shall be deemed to be automatically repeated, in the same terms, at the Closing Date in relation to the situation then existing, without prejudice to the Sellers being entitled to adapt the content of the Representations and Warranties in accordance with the events or circumstances occurring from the Agreement Date up to the Closing Date.

If during the period between the Agreement Date and the Closing Date any event occurs or matter arises of which any of the Sellers becomes aware, which results or may result in any of the Sellers’ Representations and Warranties being untrue or incorrect at the Closing Date, the relevant Seller shall disclose it to the Purchaser at any time before the Closing Date in writing, setting out the details of the matter. Any information so disclosed to the Purchaser will not release the Sellers liability for breach or inaccuracy of the Sellers Representations and Warranties.

8.	Rules on Liability

8.1	Scope of Liability

(i)	The Purchaser shall be liable to the Sellers for any breach of its obligations and undertakings under this Agreement and for any Damages or Losses resulting from a breach of the Purchaser’s Representations and Warranties and Covenants.

(ii)	Any indemnification by the Purchaser under this Agreement shall be paid to the Sellers, by way of delivery of a number of Shares of the Company received on Closing Date, valued at the value agreed in this Agreement, amount to a total value equal to the amount of the Damages or Losses claimed.

(iii)	Subject to the limitations and qualifications set out in this Clause 8, each Seller shall be individually liable towards the Purchaser for breach of the Seller’s Fundamental Representations and Warranties and for any breach of its obligations and undertakings under this Agreement.

(iv)	The Sellers shall be liable for any breach of the Sellers’ Business Representations and Warranties exclusively up to the Business Representations and Warranties Liability Cap. Accordingly, the Purchaser shall not be entitled to submit any claim towards the Sellers in connection with any breach of the Business Representations and Warranties for an aggregate amount in excess of the Business Representations and Warranties Liability Cap, except in case of willful misconduct (dolo) of the Sellers.

(v)	Any indemnification by the Sellers under this Agreement shall be paid to the Purchaser, at the discretion of the Sellers: (i) by way of delivery of a number of Above common stock received on Closing Date (or New Above Common Shares, if applicable and the Business Combination has closed in the interim), subject to the Lock-up Agreement, which, valued at their fair market value as of the date of the claim for indemnification of Damages or Losses, amount to a total value equal to the amount of the Damages or Losses claimed or (ii) in EUR currency. The liability of the Sellers is joint but not several (mancomunada) pro rata to their participation in the total Purchase Price.

(vi)	The Parties acknowledges that the limitations and qualifications of the liability of each Party as described in this Clause 8 and, particularly, the limitation of liability of the Sellers for any breach of the Sellers’ Representations and Warranties under this Agreement, are essential for the Parties, and that the Parties would not have executed the Agreement on these terms had any type of liability been sought against them for breach of Representations and Warranties in excess of the limitations established in this Clause 8.

(vii)	The rules on liability regulated in this Clause 8 constitute the sole and exclusive remedy granted to each Party for any breach of any of the corresponding Representations and Warranties or any other breach of this Agreement by any of the Parties, and, to the fullest extent legally permissible, the Parties waive any other remedies to which it may be entitled against the other Party in conformity with Spanish legislation currently in force.

(viii)	Likewise, the Purchaser hereby expressly excludes and waives any right of or remedies in relation to frustration of the Agreement based on force majeure or the rebus sic stantibus doctrine applicable by Spanish Courts.

8.2	Time limitations to asserting a claim for Sellers’ breach of Representations and Warranties

(i)	The liability of each Seller to indemnify for any breach of Sellers’ Fundamental Representations and Warranties shall remain in force for five (5) years following the Closing Date.

(ii)	Without prejudice to the Business Warranties Liability Cap, the liability of each Seller to indemnify for any breach of Sellers’ Business Representations and Warranties shall remain in force for a period of twelve (12) months, except for any breach of Sellers’ Business Representations and Warranties related to Taxes or social security obligations, which shall remain in force for a period equal to the statute of limitations of the relevant claim, plus three (3) months.

(iii)	Each Seller shall not be liable vis-a-vis the Purchaser for any claims notified by the Purchaser once the periods mentioned in sub-Clauses (i) and (ii) above have expired.

8.3	Quantitative limits

8.3.1	De Minimis

The Sellers shall not be liable for any Damage or Loss resulting from the breach of the Sellers’ Business Representations and Warranties unless it exceeds the De Minimis. For the avoidance of doubt, series of Damages or Losses having the same origin or nature shall be deemed as an individual Damage or Loss for the purposes of this sub-Clause 8.3.1 and, therefore, as an Indemnifiable Damage or Loss, if they jointly exceed the De Minimis, even if each or some of the individual Damages or Losses belonging to the series do not exceed the aforementioned amount.

8.3.2	Deductible

The Sellers shall not be liable for Damages or Losses from the breach of the Sellers Business Representations and Warranties until the amount of Damages or Losses in excess of the De Minimis suffered by the Purchaser exceeds the Deductible. Once the Deductible is exceeded, the Sellers shall indemnify the Purchaser for the amount of the Damages or Losses that have been suffered by the Purchaser and notified to the relevant Sellers as provided in this Clause 8, in excess of the Deductible.

8.3.3	Maximum liability limits

(i)	The liability of each Seller for Damages or Losses suffered by the Purchaser as a result of any breach of each corresponding Seller’s obligations and undertakings under this Agreement (other than breaches of the Sellers’ Representations and Warranties which shall be governed by paragraphs (ii) and (iii) below) shall not exceed an amount equal to 100% of the Purchase Price paid to such Seller and shall not be subject to the Deductible and De Minimis set forth in the previous paragraphs of this Clause 8.3.

(ii)	The liability of the Sellers in respect of all and any claims for breach of the Sellers’ Fundamental Representations and Warranties shall not exceed an amount equal to 100% of the Purchase Price paid to such Seller and shall not be subject to the Deductible and De Minimis set forth in the previous paragraphs of this Clause 8.3.

(iii)	The liability of the Sellers in respect of all and any claims for breach of the Business Warranties shall not exceed the Sellers’ Business Representations and Warranties Liability Cap.

8.3.4	Wilful misconduct

None of the limitations contained in Clause 8.3.3 shall apply to a Seller in respect of any claim which arises as the consequence of wilful misconduct (dolo) by that Seller, provided that no Seller shall have any limitations on such Seller’s own liability under this Agreement disapplied in respect of the wilful misconduct (dolo) of other Seller.

8.4	Other limitations to the Sellers’ liability

The Sellers shall not be liable to the Purchaser if and to the extent:

(i)	that the Damage or Loss giving right to assert a claim under the Agreement would not have arisen, or increased (in which case, just for the excess) directly as a result of a change in laws, rules, regulations and/or official interpretations of such laws, rules or regulations (including those related to Taxes or accounting rules) occurring on or after the Closing Date;

(ii)	Subject to Schedule 7.2.(ii) clause 13, that the cause of the inaccuracy of the Representations and Warranties had been disclosed in this Agreement or in the Due Diligence Information or results from the actions carried out by the Sellers and/or the Companies in relation to the Pre-Closing Reorganization;

(iii)	that the Damage or Loss is covered by an insurance policy entered into by the Companies or the Purchaser;

(iv)	in cases where the Damage or Loss may be recovered by the Purchaser, the Companies from third parties under a third-party action;

(v)	that the specific matter is included in calculating creditors or deducted in calculating debtors in the Financial Statements or a provision has been recorded to cover the relevant Damage or Loss or in any other manner the Parties have taken such matter in consideration for the determination of the Purchase Price;

(vi)	that the Damage or Loss arises from actions or omissions, transactions or arrangements (a) by the Purchaser or by any person from its Group in breach of the Agreement or (b) by the Sellers in compliance with their obligations under this Agreement at the request of or with the prior written approval of the Purchaser;

(vii)	the Damage or Loss arises from directly or indirectly arising from force majeure or fortuitous events;

(viii)	the Damage or Loss arises from involving third-party claims notified by the Purchaser to the Sellers without due prior notice set forth in Clause 8.7; nor

(ix)	the Purchaser has failed to comply with its good faith obligations to mitigate any loss or liability that may give rise to a Damage or Loss actionable under the Agreement.

For the avoidance of any doubt, the Purchaser shall not be entitled to recover more than once for the same damage and loss suffered.

8.5	Calculation of Indemnification

(i)	Any indemnification that may be owed by the Sellers to the Purchaser shall be equal to the amount of the Damage or Loss suffered by the Company or Purchaser, but shall take into account any applicable limitation to the Sellers’ liability set forth in this Clause 8.

(ii)	In calculating the indemnification payable by the Sellers, an amount equal to any positive effect on the Companies’ corporate income tax charge resulting from the Damage or Loss shall be deducted.

(iii)	Where possible, the payments made by the Sellers to the Purchaser under this Clause 8 shall be considered a reduction of the Purchase Price.

8.6	Payment obligation

The Party obliged to pay the indemnification shall do so to the other Party within ten (10) Business Days following the date on which there is an agreement between the Parties or a Ruling on the claim and the claim is net, due and payable.

8.7	Claims procedure

8.7.1	Direct Claim

(i)	Notification of claim

A Party that considers that a circumstance has arisen that may give rise to the indemnification obligation under this Agreement shall inform the other Party pursuant to the provisions of Clause 11.7 within the following twenty (20) Business Days counted from the date that such Party became aware of the fact, circumstance or matter that give rise to the indemnification obligation under this Agreement.

(ii)	Negotiation between the Parties

a.	The Parties shall negotiate in good faith for a period of twenty (20) Business Days counted from the date of the notice referred to in this Clause 8.7.1, in an attempt to reach an agreement on the existence of liability and the amount of the indemnification to be paid by reason thereof.

b.	If an agreement is not reached within the period referred to in letter a above, the Party against which the claim is made shall notify the other Party in writing, within ten (10) Business Days following the end of the period of negotiations referred to above, of whether it rejects or acknowledges its liability and, in this case, the amount that it acknowledges as being obliged to pay.

c.	If liability is acknowledged, the amount acknowledged must be paid within not more than ten (10) Business Days counted from the date on which the notice referred to in section b. was sent, without prejudice to the right of the Party in question to seek the balance of its claim.

d.	It shall be assumed that liability is not accepted if within the period indicated in a. above no written notice is sent to the other Party.

(iii)	Absence of agreement between the Parties

If the Parties do not reach an agreement in the negotiations provided for in sub-clause 8.7.1, the Parties shall proceed pursuant to the procedure provided for in Clause 12.

8.7.2	Third-party claims

(i)	Notification of third-party claim

Within fifteen (15) days from receipt by the Companies of the third-party claim, but not later than the date which provides the Sellers with at least half (1/2) of the legal period for answering such claim before it expires, the Purchaser shall inform the Sellers in writing pursuant to the provisions of Clause 11.7.

(ii)	Accompanying documentation

The Purchaser shall accompany with the notice any and all information and documentation as it may have on the third-party claim.

(iii)	Defense against claim

a.	The Sellers may assume the defense against the third-party claim provided that the Sellers: (i) have acknowledged, previously and in writing, their actual or potential liability for the Damage or Loss resulting from the third-party claim; and (ii) expressly agree to bear the costs and expenses that such challenge or opposition entails;

b.	If the Sellers do not expressly acknowledge their actual or potential liability for the third party claim, nor do they notify that they are interested in taking charge of the defense against the third-party claim, then, within four (4) Business Days from the date of receipt of the notice sent by the Purchaser pursuant to sub-clause 8.7.2(i) above, the Purchaser may take charge of the legal defense against the third-party claim, at its entire discretion, although this shall not howsoever reduce or limit the liability of the Sellers for the third-party claim as provided for in the Agreement.

c.	Any appeals, remedies or defenses against the third-party claim must be filed, sought or conducted in a prudent and reasonable manner, taking into consideration the interests of the Companies. If the claim arises from events or circumstances that may also give rise to a Damage or Loss for which the Sellers should not be liable pursuant to the Agreement, the applicable rights and means of defense shall be exercised and used by the Parties on a coordinated basis, in the most neutral manner possible.

d.	The Purchaser shall grant such powers of attorney as may be required to the advisers designated by the Sellers in cases where, in accordance with the provisions of the preceding sub-clauses, the Seller assumes the defense against the third-party claim.

e.	The Party that assumes the defense against the third-party claim shall keep the other Party informed of the progress thereof on a timely basis.

f.	If the third party is ordered to pay to the Companies, or to the Purchaser fees or costs of any nature in respect of such proceedings, such amounts, if delivered to the Companies, to the Purchaser or to the advisers thereof, shall be used to promptly reimburse the Sellers from those duly justified costs borne by the Sellers in connection with the defense of the corresponding third party claim.

(iv)	Settlements

a.	The Sellers may reach an agreement with the third party or request the Purchaser to cause the Companies to do so, provided that, prior to or at the same time as being bound by such agreement, it first: (i) makes available to the Purchaser or the Companies the funds that the Purchaser or the Companies must pay to the third party under the agreement; and (ii) obtains the Purchaser’s written consent, which may not be unreasonably withheld or delayed.

b.	The Purchaser may not settle any claim for which it intends to claim the Sellers for liability under this Agreement without the prior written consent of the Sellers, which may not be unreasonably withheld or delayed.

9.	Post-Closing Undertakings of the Parties

9.1	Non-competition undertaking of the Sellers

The Sellers undertake, for a period of two (2) years, counted from the Agreement Date, not to directly or indirectly through any of its Affiliates carry on, be engaged or economically interested in, or provide any services to, or have any direct or indirect interest in any activity that competes with any of the Companies in the Business.

Likewise, the Sellers undertake not to be an attorney-in-fact or to participate directly or indirectly through any of its Affiliates in the capital of companies or entities which develop the Business in any of the territories where any of the Companies currently operates. For the avoidance of doubt any potential investments in companies which core business is not the Business but may have non-core operations in the Business and minority investments without right to appoint any member to the board of directors of the relevant company operating in the Business shall not be deemed a breach of this undertaking by the Sellers.

Notwithstanding the above, none of the following activities shall constitute a violation of this Clause 9.1: (i) production, packaging, marketing and sales of fresh aromatic herbs in Spain and abroad; (ii) research, cultivation, production, dehydration, packaging, pressing, storage, selection, certification, marketing, sale, trading and distribution of alfalfa, corn, oats, fescue, fodder, cereal straw, fodder silage, wood, seeds and the like, and other animal feed products with milling and granulation and/or silage, intended for animal feed in Spain and/or abroad, (iii) research, cultivation, production, selection and marketing of alfalfa and corn, as well as the study of improvement techniques in Spain, and/or (vi) purchase, sale and exploitation of agricultural land, agricultural machinery and industrial and agricultural installations, as well as agricultural promotion and development and the provision of common services that serve that purpose.

9.2	Non-solicitation undertaking of the Sellers

The Sellers undertake, for a period of two (2) years, counted from the Agreement Date, not to directly or indirectly through any of its Affiliates solicit or entice, or attempt to solicit or entice, or offer employment to or enter into a contract for the services, any individual who is at the time of the offer or attempt or was during the twelve (12) months immediately previous to the Agreement Date, a board member, executive or employee or advisor/consultant of any of the Companies, or cause them to terminate their employment or services relationship with any of the Companies, provided that this Clause 9.2 shall not prevent the Sellers from employing any individual who responds to a public advertisement for the relevant vacancy placed by or on behalf of the Sellers.

Similarly, the Sellers undertake, for a period of two (2) years, counted from the Agreement Date, not to directly or indirectly through any of its Affiliates solicit or take any action intended to discourage any lessor, licensor, customer or supplier (a “Business Partner”) of the Companies from maintaining the same business relationships with the Company after the Closing as such Business Partner maintained with the Company immediately prior to the Closing.

9.3	Consequences of a breach

In the event of a breach by a Seller of the undertakings referred to in Clauses 9.1 and 9.2, the Purchaser shall have the following cumulative rights:

(i)	to be indemnified for any damage or loss caused to it; and

(ii)	to obtain immediate cessation of the breach.

For the avoidance of doubt, each Seller shall be individually liable for his breach of the non-compete or non-solicitation undertakings in this Clause and the Purchaser may not be entitled to claim against a non-breaching Seller.

10.	Duty of confidentiality

The Parties hereby undertake to keep strictly confidential any information on the other Party to which they may have had access as a result of the negotiations held and of the execution of the Agreement and, except to the extent otherwise expressly permitted by the Agreement or mandated by applicable laws, not to directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes such information.

As an exception to the foregoing, the Parties may disclose information considered confidential in the following cases:

(i)	where the disclosure of the information is required by law or in the context of a court or arbitral proceeding or at the request of and administrative or regulatory body to which the relevant Party is subject, regardless of where such court or body is located and of whether the disclosure requirement has the force of law;

(ii)	where it is necessary for its employees, professional advisers, shareholders, auditors or financial institutions to have knowledge of a certain item of information, knowledge which shall be subject to the appropriate confidentiality agreement or duty;

(iii)	where the information is in or has come into the public domain through no fault of that Party;

(iv)	where the disclosure is made by any of the Parties to its shareholders, or to the investors of funds managed or administered by the entities which directly or indirectly manage such Party;

(v)	where the disclosure of information is necessary so that one Party may demand the observance of the rights which are available to it under the Agreement; or

(vi)	where the other Party has given prior written consent to the disclosure.

The duty of confidentiality established in this Clause 10 shall apply even in the event of termination of the Agreement, for a term of five (5) years after termination.

If the Agreement is terminated for any reason before the Closing Date, the Purchaser shall destroy or return to the Sellers all of the information that it has received from the Sellers and is in the possession of any of its board members, employees or advisers, and may not use such information for commercial purposes under any circumstances.

11.	Miscellaneous

11.1	Entire agreement

The Agreement supersedes all other agreements or contracts, written or oral, concluded between the Parties prior to the execution of the Agreement in relation to the subject matter hereof.

11.2	Amendments

Any amendment to the Agreement that is not set forth in writing and is not formalized by the Parties in the same manner as the Agreement shall be null and void and display no effects between the Parties.

11.3	Partial invalidity

(i)	Any finding by a court or administrative body that one or more Clauses of the Agreement are unlawful, null and void, invalid or unenforceable in whole or in part shall not render unlawful, null and void, invalid, or unenforceable the other Clauses or the remaining parts thereof, which shall remain fully valid wherever applicable, all the foregoing provided that the Clauses or part thereof found to be unlawful, null and void, invalid or unenforceable are not essential.

(ii)	The Clauses or parts thereof found to be unlawful, null and void, invalid or unenforceable shall be deemed to have been removed from the Agreement or not applicable in that circumstance, as the case may be, and the Parties shall negotiate in good faith the substitution thereof and the measures that are most suited to the aim pursued by such Clauses or parts thereof.

11.4	Assignment

Neither of the Parties may assign its rights or obligations under the Agreement without the prior written consent of the other Party.

Notwithstanding the foregoing, the Purchaser may assign its rights and obligations arising from the Agreement in whole or in part on or after the Closing Date to a wholly-owned subsidiary, subject to the Purchaser effectively delivering to the Sellers the New-Above Shares to be received by the Sellers in accordance with Clause 3.3 and the Purchaser remaining joint and severally (solidariamente) liable vis-à vis the Sellers for the Purchaser’s obligations under this Agreement, in general and, particularly, in relation to payment of the Earn-Out, as if it were the principal obligor and executing such assignment and joint and several (solidaria) guarantee subject to the laws of Spain in front of a Spanish Notary on Closing.

The Sellers shall cooperate to the necessary extent to consummate the assignment referred to in this Clause 11.4 whenever so required by the Purchaser.

11.5	Waiver of defenses

(i)	A waiver by one of the Parties to seek performance of any of the obligations provided for in the Agreement or to exercise or seek any of the rights or remedies to which it is hereby entitled:

(a)	shall not release the other Party from the obligation to fully perform the other obligations contained in the Agreement; and

(b)	shall not be deemed a waiver of the right to seek performance in the future of any obligation or to exercise or seek any rights or remedies provided for in the Agreement.

(ii)	The dispensation, deferral or waiver of any of the rights established in the Agreement, or of a part of such rights:

(a)	shall only be binding if stated in writing, unless a stricter form is required by mandatory law;

(b)	may be made subject to such conditions as the Party granting such dispensation, deferral or waiver sees fit;

(c)	shall be limited to the specific case in which it occurred; and

(d)	shall not affect the enforceability in other cases of the right affected by it, nor the enforceability of any other right existing in relation to the Parties.

11.6	Expenses and Taxes

Each Party shall bear the costs that it may have incurred in preparing, negotiating and executing the Agreement.

The Purchaser shall bear the notaries’ fees incurred upon notarization of the Agreement and upon transfer of the Shares by way of the execution of the Share Transfer Agreement.

For the avoidance of doubt:

(i)	Any transfer Taxes (including real estate transfer tax), charges, fees or duties resulting from the implementation and consummation of this Agreement shall be borne by the Purchaser.

(ii)	Any Taxes other than the transfer Taxes referred to in the previous paragraph shall be borne by the Parties in accordance with the applicable laws.

11.7	Notices

11.7.1	Requirements

Any notices, authorizations, consents and other communications relating to the Agreement:

(i)	shall be drafted in English, unless they are documents required by regulations or other types of official documents to be in Spanish, in which case they shall be accompanied by their respective sworn translations into English if so requested by the addressee;

(ii)	must be made in writing, unless a stricter form is required by mandatory law;

(iii)	shall be delivered by hand, with acknowledgement of receipt, or shall be sent by any means that provides proof of the contents and the date on which the notice was sent, including e-mail; and

(iv)	shall be sent to the addresses or e-mail addresses indicated in Clause 11.7.3, or, if the addressee indicates any other address shall be sent to such address.

11.7.2	Notification date

Notices are deemed effected on the date on which they are sent.

11.7.3	Addressees and delivery addresses

Notices must be delivered to the persons and at the addresses set forth below:

The Purchaser

For the attention of Lionel Kambeitz
Address: 2305 Victoria Ave #001, Regina, SK S4P 0S7

E-mail: lionel@abovefood.com, with a copy to michelle.westerman@abovefood.com

Enhol

For the attention of Mr. Gonzalo Oliver Amatriain
Address: C/ Frauca nº 13, Tudela, Navarra (Spain)

E-mail: goliver@enhol.es

Mr. Agorreta

Address: C/ Frauca nº 13, Tudela, Navarra (Spain)

E-mail: gagorreta@grupofoodys.com

11.8	Payment in full

All payments provided for in the Agreement must be made in full and without being reduced by way of set-off of balances or counterclaim, deductions or withholdings.

11.9	Default interest

(i)	If any of the amounts provided for in the Agreement is not paid on its due date, interest shall automatically accrue thereon from such payment due date through the date on which the payment is actually made, with no prior demand or notice being necessary. The applicable annual interest rate in such case shall be equal to EURIBOR 12 Months plus 750bps (i.e. 7,5% p.a.).

(ii)	Any default interest so accrued shall be considered due and payable immediately, shall be compounded monthly and shall bear fresh default interest as soon as it is compounded.

(iii)	Such default interest shall be paid at the time of payment, in whole or in part, of the outstanding principal and with preference over the latter. However, if the principal is paid before the accrued interest is settled, the obligation to pay the accrued default interest shall remain in force.

11.10	Public announcements

Unless otherwise required by applicable law, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise required by securities laws, and the Parties shall cooperate as to the timing and contents of any such announcement.

11.11	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the termination of the Business Combination Agreement or its amendment or modification in any manner that has a materially disproportionate adverse effect for the Sellers (relative to the adverse effect on the other parties to the Business Combination Agreement), (ii) material breach of this Agreement by any party hereto and (iii) the Longstop Date (in the cases set forth in Clauses 4.3 and 4.4).

12.	Applicable law and Jurisdiction

12.1	Applicable law

The Agreement shall be governed by, and interpreted under, the laws of Spain (“legislación española de territorio común”), excluding conflict of laws rules.

12.2	Jurisdiction

The Parties expressly waive any other jurisdiction to which they may be legally entitled, and expressly submit the resolution of any disputes or claims arising over the interpretation or performance of the Agreement, including those relating to any non-contractual obligations arising from or related to it, to the courts of the city of Madrid (Spain).

[Signature page and Schedules follow]

IN WITNESS WHEREOF, the Parties have executed the Agreement in the place and on the date first above written.

Above Food Corp.

/s/ Lionel Kambeitz
Lionel Kambeitz
Authorized Signatory

Mr. Gonzalo Agorreta Preciado	Grupo Empresarial Enhol, S.L.

/s/ Mr. Gonzalo Agorreta Preciado	/s/ Mr. Gonzalo Oliver Amatriain
Mr. Gonzalo Oliver Amatriain
Attorney-in-fact

Schedule VI
Details of the Shares owned by the Sellers and title to the Shares corresponding to each Seller*

Seller(s)	Amount of Shares	Shares’ Numbering	Title
Grupo Empresarial Enhol, S.L.	3,000	1-3,000	Public Deed of Incorporation granted before the Notary of Navarra, Mr. Antonio-Luis Vitoria Blanco, on December 14, 2016 under No. 1,501 of his protocol.
	9	3,001-3,009	Share Capital increase granted into a public deed before the Notary of Navarra, Mr. Antonio-Luis Vitoria Blanco, on July 20, 2017 under No. 952 of his protocol.
	81,991	3,541-85,351	Share Capital increase granted into a public deed before the Notary of Navarra, Mr. Antonio-Luis Vitoria Blanco, on December 20, 2019 under No. 1,499 of his protocol.
Mr. Gonzalo Agorreta Preciado	531	3,010-3,540	Share Capital increase granted into a public deed before the Notary of Navarra, Mr. Antonio-Luis Vitoria Blanco, on July 20, 2017 under No. 952 of his protocol.
	14,469	85,352-100,000	Share Capital increase granted into a public deed before the Notary of Navarra, Mr. Antonio-Luis Vitoria Blanco, on December 20, 2019 under No. 1,499 of his protocol.

*For the avoidance of doubts, this Schedule VI shall be updated on Closing Date to reflect any newly issued shares, as the case may be, in connection with the share capital increase of Brotalia approved in the framework of the Pre-Closing Reorganization and formalized by virtue of the public deed granted on June 3, 2024, in front of the Notary of Tudela, Mr. Víctor González de Echávarri Díaz, under number 1.151 of his official records, filed but pending to be registered before the relevant Commercial Registry

Schedule 3.1
Purchase Price Allocation

Seller(s)	Percentage	Purchase Price in USD	Amount of Shares
Grupo Empresarial Enhol, S.L.	85%	11,050,000.00	5,253,351
Mr. Gonzalo Agorreta Preciado	15%	1,950,000.00	927,062

Schedule 3.3
New-Above Lock Up Periods

Schedule 3.5

Joinder Agreement to Registration Rights Agreement

Schedule 4.1.3

Nomination Rights Agreement

Schedule 5.2
Permitted actions between the Agreement Date and the Closing Date

1.	To negotiate, enter into, amend, extend or complete any actions, agreements, contributions, investments or otherwise in accordance with or in relation to the Innomy MoU.

2.	To negotiate, enter into, amend, extend or complete any actions, agreements, contributions, investments or otherwise in accordance with or in relation to the Cocuus MoU and/or the Cocuus Collaboration Agreement.

3.	Applying for and entering into any agreements with Centro para el Desarrollo Tecnológico y la Innovación (CDTI) and/or Vidara Life Ingredients, S.A.U., DCOOP, Sociedad Cooperativa Andaluza, KIMITEC BIOGROUP, S.L., and Cocuus System Iberica, S.L. (the “Consortium”), which are collaborating for purposes of, among others, conducting research on technological solutions to obtain alternative protein sources and bioactive compounds and their formulation into innovative food products, in accordance with a Cooperation Agreement entered into by the Consortium. The entities in the Consortium have applied for financing of a project called “New strategies to feed the future: Biotechnological solutions for the production of mycelial protein, single-cell protein and bioactive ingredients for the formulation of technological and healthy foods” (Nuevas estrategias para alimentar el futuro: Soluciones biotecnológicas para la obtención de proteína de micelio, proteína unicelular e ingredientes bioactivos para la formulación de alimentos tecnológicos y saludables - MICEL).

Schedule 6.2.(ix)
Form of Resignation Letters

Attn. [●]

___________ (the “Closing Date”)

Dear Sirs,

I hereby irrevocably resign from my position as [member of the board of directors] of [Brotalia, S.L. / Naturcook Innovaciones, S.L.] (the “Company”), effective as of the date hereof. I confirm that I have no claim whatsoever against the Company in respect of any cause, matter or circumstances arising from my position as [director] and/or my resignation hereof.

Sincerely,

_______________________________

[●]

Schedule 6.2.(x)
Form of Release Letters

Attn. [●]

___________ (the “Closing Date”)

Dear Sir:

Pursuant to the terms and conditions set forth in this release letter (the “Release Letter”), Above Food Corp. (the “Purchaser”), new sole shareholder (either directly or indirectly) of Brotalia, S.L. and Naturcook Innovaciones, S.L. (the “Companies”), hereby releases and forever discharges (both in its name and on behalf of the Companies) Mr. [●] (the “Director”) from any and all present and past liability, losses, obligations and indemnifications arising in full or in part or relating to his position as [director] of the Companies, except in cases of wilful misconduct (dolo) (collectively, the “Discharged Liabilities”).

The Purchaser hereby expressly agrees to not file and to cause the Companies to not file, any lawsuits or claims against the Director for any Discharged Liability except in cases of willful misconduct (dolo).

The Purchaser expressly accepts and acknowledges that the release and discharge provided herein is and will be fully binding between the Purchaser, its group of companies, its shareholders and any transferee or beneficiary of the foregoing and the Directors.

Furthermore, the Purchaser accepts and undertakes to not transfer the shares of the Companies without the new purchaser expressly and previously waiving any actions against the Directors in the terms and conditions and to the same extent contemplated herein.

This Release Letter prevails over any other previous agreement between the Companies, the Purchaser and the Directors in relation to the subject matter of this Release Letter and will be governed by and construed and interpreted in accordance with Spanish law.

Sincerely,

______________________________________

[●]

Schedule 6.2.(xii)

Transfer Agreement

ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (this “Agreement”), dated as of June 19, 2024, is made and entered into by and between Smart Dine, LLC, a Delaware limited liability company (“Transferor”), and Grupo Empresarial Enhol, S.L. (“Transferee”).

WHEREAS, Transferor owns shares of common stock, par value $0.0001 per share (“Founder Shares”), of Bite Acquisition Corp., a Delaware corporation (the “Company”), which was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination (a “Business Combination”);

WHEREAS, the Company has entered into a Business Combination Agreement, dated April 29, 2023 (as amended to date, and as may be further amended and/or amended and restated from time to time, the “Business Combination Agreement”), with Above Food Corp. (“Above Food”), Above Food Ingredients Inc. and Above Merger Sub, Inc.;

WHEREAS, Transferee is a party to that certain Subscription Agreement, dated June 19, 2024 (the “Subscription Agreement”), with Above Food which, among other things, contemplates the subscription by the Transferee of 2,377,082 Common Shares of Above Food (the “Transaction”);

WHEREAS, Transferor is a party to that certain Stock Escrow Agreement, dated February 11, 2021 (as may be amended and/or amended and restated from time to time, the “Escrow Agreement”), with the Company and certain other parties, which, among other things, restrict transfers of the Sponsor Shares;

WHEREAS, in connection with the Transaction, Transferor desires to assign and transfer 500,000 of its Founder Shares to Transferee, as a permitted transfer under Section 4.3 of the Escrow Agreement and Transferee wishes to accept such assignment and transfer and be bound by the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Assignment of Shares. Transferor hereby assigns and transfers to Transferee an aggregate of 500,000 of its Founder Shares (the “Transferred Shares”), and Transferee hereby accepts the Transferred Shares from Transferor, such assignment and transfer to be effective as of the date hereof; provided, however, that as a condition to such assignment and transfer Transferee shall have become a party to the Escrow Agreement by executing and delivering to the Company a joinder thereto in form attached hereto as Exhibit A.

Transferee shall pay to the Trasnferor a total of $0.0001 per Transferred Share in cash consideration. Additional consideration for the transactions contemplated by this Agreement is provided as described in the Introduction to this Agreement.

3

Section 2. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions’ contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3. Transferee Representations, Acknowledgments and Agreements.

(a)            Transferee acknowledges and hereby agrees that the Transferred Shares are subject to restrictions as set forth in the Escrow Agreement, including the lock-up provisions therein, and acknowledges that it has read and understands the terms thereof. Transferee further understands that any certificates evidencing the Transferred Shares will bear a legend referring to the foregoing provisions.

(b)            Transferee represents and warrants that the Transferred Shares are being acquired solely for Transferee’s own account, for investment purposes only, and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; and Transferee has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Transferee further represents and warranties that (a) it is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, (b) it is able to bear the risk of its investment in the Transferred Shares for an indefinite period of time, and (c) it has been given the opportunity to (i) ask questions of and receive answers from Transferor, Above Food and the Company concerning the terms and conditions of the Transferred Shares, and the business and financial condition of the Company and Above Food and (ii) obtain any additional information that Transferor, Above Food or the Company possesses or can acquire without unreasonable effort or expense that is necessary to assist Transferee in evaluating the advisability of the receipt of the Transferred Shares and an investment in the Company (and, following the closing of the Business Combination, Above Food).

(c)            Transferee acknowledges that it is not relying on any representation, whether oral or written, made by any person or entity (including, without limitation, the Company, Transferor, Above Food or any of their respective officers, directors, employees or representatives) as to the Transferred Shares, the Company or Above Food, or the respective operations, business, financial condition or prospects of the Company or Above Food, other than the representations contained in Section 2 of this Agreement.

Section 4. Assignment of Rights. Neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party hereto.

Section 5. Survival of Representations, Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement. All representations and warranties shall be effective regardless of any investigation made or which could have been made.

4

Section 6. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York, United States of America, applicable to contracts wholly performed within the borders of such state.

Section 7. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts (including facsimile or PDF counterparts), each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

[The remainder of this page has been intentionally left blank.]

5

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

TRANSFEROR:

smart dine, LLC

By:	Name: Alberto Ardura
Title: CEO

TRANSFEREE:

By:
Name:
Title:

Acknowledged:

BITE Acquisition Corp.

By:
Name: Alberto Ardura
Title: CEO

Schedule 6.2.(xvi)

Insurance Policies

Policy holder	Insured	Insurer	Term	Insurance No.	Insurance coverage
Grupo Empresarial Enhol, S.L.	Brotalia, S.L.	QBE Europe SA/NV Sucursal en España	March 31, 2023 –March 31, 2025	061 0004041	General third-party civil liability and professional liability insurance
Grupo Empresarial Enhol, S.L.	Naturcook Innovaciones, S.L.	QBE Europe SA/NV Sucursal en España	March 31, 2024 –March 31, 2025	061 0004041	General third-party civil liability and professional liability insurance

For the sake of insurance coverage in relation to D&O in force at Closing and for the benefit of the Companies, under the Enhol general insurance policies shall terminate on Closing Date.

Schedule 6.2.(xvii)

Non-Competition, Non-Disclosure and Non-Solicitation Agreement

NON-COMPETITION, NON-DISCLOSURE

AND NON-SOLICITATION AGREEMENT

Between

Grupo Empresarial Enhol, S.L.

– and –

Above Food Corp.

– and –

Above Food INGREDIENTS INC.

[ ● ] , 2024

Table of Contents

Page

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Certain Rules of Interpretation	6
1.3	Governing Law	6
1.4	Entire Agreement	7

Article 2 COVENANTS OF THE SELLER		7

2.1	Non-Competition	7
2.2	Portfolio Exemption	8
2.3	Non-Solicitation of Customers	8
2.4	Non-Solicitation of Employees	8
2.5	Confidentiality	9
2.6	Covenants Reasonable	11
2.7	Covenants Independent	11

Article 3 GENERAL		12

3.1	Notices	12
3.2	Severability	13
3.3	Submission to Jurisdiction	13
3.4	Amendment and Waiver	14
3.5	Further Assurances	14
3.6	Assignment and Enurement	14
3.7	Electronic Signatures and Delivery	15
3.8	Counterparts	15
3.9	Conduct of Parties	15
3.10	No Contra Proferentem	15

-i-

NON-COMPETITION, Non-disclosure
AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is dated as of [●] 2024

BETWEEN:

GRUPO EMPRESARIAL ENHOL, S.L.,

a Spanish company, with registered office in Tudela (Navarra), calle Frauca, nº 13, Spain, registered at the Commercial Registry of Navarra at volume 212, sheet 20, page NA-4.525, and with taxpayer identification number B-31227200

(“Enhol” or the “Seller”)

- and -

ABOVE FOOD CORP.,

a corporation continued under the laws of Alberta

(the “Buyer”)

- and -

ABOVE FOOD INGREDIENTS INC.,

a corporation incorporated under the laws of Alberta

(“New Above”)

CONTEXT

Under the terms of a Shares Sale and Purchase and Exchange Agreement (the “Purchase Agreement”) dated as of June 13, 2024 between the Seller, Mr. Gonzalo Agorreta (“Mr. Agorreta”) and the Buyer, the Seller and Mr. Agorreta agreed to sell and the Buyer agreed to buy all of the issued and outstanding shares of Brotalia, S.L. (“Brotalia”) from the Seller and Mr. Agorreta (the “Purchase and Sale”).

As per the Purchase Agreement, the execution and delivery of this Agreement by the Seller, is a closing action thereunder.

The Seller recognizes and acknowledges Buyer’s interest in protecting, among other things, Brotalia's relationship with its employees and customers and the goodwill associated with its ongoing business.

Simultaneously to the closing of the Purchase Agreement, Enhol and New Above entered into a nomination rights agreement (the “Nomination Rights Agreement”) dated as of [•] 2024 in respect of certain nomination rights to be granted to Enhol, in accordance with the terms and conditions thereof.

Pursuant to the Nomination Rights Agreement, Enhol will be entitled, following the Business Combination (as defined below), to nominate one director to the board of directors of New Above (the “Director Nominee”).

The Director Nominee will have access to sensitive, proprietary and confidential information of New Above.

New Above would not have entered into the Nomination Rights Agreement without Enhol concurrently entering into this Non-Competition, Non-Disclosure and Non-Solicitation Agreement.

THEREFORE, the Parties agree as follows:

INTERPRETATION

Definitions

In this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta).

“Affiliate” means an affiliate as that term is defined in the ABCA.

“Agreement” means this agreement as it may be confirmed, amended, supplemented or restated by written agreement between the Parties.

“Arrangement” means the arrangement under Section 193 of the ABCA, whereby, among other things, the Purchaser and New Above will complete the Share Exchange.

“Bite” means Bite Acquisition Corp., a Delaware corporation.

“Business” means the business of Brotalia consisting of (a) the development, production and commercialization of (i) pre-cooked processed animal protein products and (ii) products made with alternative protein, for human consumption, (b) the development and research of new products, technologies or processes for the manufacture of edible products for human consumption, and (c) food tech project acceleration consultancy.

For the avoidance of doubt, the following activities shall be deemed expressly excluded from the definition of Business for purposes of this Agreement: (i) production, packaging, marketing and sales of fresh aromatic herbs in Spain and abroad; (ii) research, cultivation, production, dehydration, packaging, pressing, storage, selection, certification, marketing, sale, trading and distribution of alfalfa, corn, oats, fescue, fodder, cereal straw, fodder silage, wood, seeds and the like, and other animal feed products with milling and granulation and/or silage, intended for animal feed in Spain and/or abroad, (iii) research, cultivation, production, selection and marketing of alfalfa and corn, as well as the study of improvement techniques in Spain , (iv) purchase, sale and exploitation of agricultural land, agricultural machinery and industrial and agricultural installations, as well as agricultural promotion and development and the provision of common services that serve that purpose and/or (v) any activity not expressly included in the first paragraph of this Business definition.

“Business Combination” means the business combination of the Purchaser and Bite pursuant to the Business Combination Agreement, whereby, among other things, the Purchaser and New Above will complete the Arrangement, and immediately following the Arrangement, Merger Sub and Bite will complete the Merger.

“Business Combination Agreement” means the business combination agreement dated as of April 29, 2023, as amended on March 12, 2024, between the Purchaser, New Above, Bite and Merger Sub, in respect of the Business Combination.

“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Alberta, and also excluding any day on which the principal chartered banks located in the City of Calgary are not open for business during normal banking hours.

“Buyer” is defined in the recital of the Parties above.

“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

“Confidential Information” means any information relating to the Business, whether communicated in written form, orally, visually, demonstratively, technically or by any other electronic form or other media, or committed to memory, and whether or not designated, marked, labelled or identified as confidential or proprietary, including:

Personal Information; and

all analyses, compilations, records, data, reports, correspondence, memoranda, specifications, materials, applications, technical data, studies, derivative works, reproductions, copies, extracts, summaries or other documents containing or based upon, in whole or in part, any of the information listed above in this Section 1.1.12, but excluding information, other than Personal Information, which the Seller can demonstrate:

was available to or known by the public;

is or was obtained from a source other than the Buyer or New Above, any Representative of the Buyer or New Above, or any Person known by the Seller to be bound by a duty of confidentiality to the Buyer, New Above or the Business; or

is or becomes available to or known by the public other than as a result of improper disclosure by the Seller or any Representative of the Seller.

“DGCL” means the Delaware General Corporation Law, as amended.

“Customer” means any Person who is a customer or client of the Business, and includes all prospective customers and clients who have been canvassed or solicited in connection with the Business, except for any who have definitively indicated a choice not to become customers or clients of the Business, and any who have not had any contact with a representative of the Business for at least one year.

“Employee” means any employee or independent contractor employed, engaged or retained in connection with the Business on a full-time or on a part-time basis, including any who are on medical or long-term disability leave, or other statutory or authorized leave or absence.

“Governmental Authority” means:

any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

“Merger” means the merger between Merger Sub and Bite in accordance with the terms and conditions of the Business Combination Agreement, a certificate of merger to be filed with the Secretary of the State of Delaware, and in accordance with the DGCL.

“Merger Sub” means Above Merger Sub, Inc., a Delaware corporation.

“New Above” means Above Food Ingredients Inc., a corporation incorporated under the laws of Alberta.

“Nomination Rights Agreement” has the meaning set out in Recital C hereto.

“Parties” means the Seller, the Buyer and New Above, collectively, and “Party” means any one of them.

“Person” will be broadly interpreted and includes:

a natural person, whether acting in their own capacity, or in their capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

a Governmental Authority.

“Personal Information” means information relating to identifiable individuals.

“Provider” means a third party service provider.

“Purchase Agreement” is defined in the Context above.

“Purchaser Shares” means the common shares in the capital of the Purchaser.

“Representatives” means the Affiliates of a Party, and the advisors, agents, consultants, directors, officers, management, employees, subcontractors, and other representatives, including accountants, auditors, financial advisors, lenders and lawyers of a Party and of that Party’s Affiliates.

“Secondary Information” is defined in Section 2.5.2.

“Seller” is defined in the recital of the Parties above.

“Shareholders” means the holders of Purchaser Shares.

“Share Exchange” means the share exchange involving the Purchaser and New Above, whereby, among other things, the Shareholders will transfer and assign to New Above all of the issued and outstanding Purchaser Shares for newly issued common shares, class A earnout shares and class B earnout shares of New Above, pursuant to the Arrangement in accordance with the terms and conditions of the Business Combination Agreement.

“Territory” means Europe, Middle East, North Africa and India.

Certain Rules of Interpretation

In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the word “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

The division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

References in this Agreement to an Article or Section are to be construed as references to an Article or Section of this Agreement unless otherwise specified.

Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in that Province, without regard to conflict of laws principles.

Each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the in the City of Calgary, in the Province of Alberta, and appropriate appellate courts therefrom for the resolution of any dispute, controversy or claim and to determine all issues, whether at law or in equity, arising from this Agreement, and each Party hereby irrevocably agrees that all claims in respect of such dispute, controversy or claim may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defence of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Entire Agreement

This Agreement, together with the Purchase Agreement and the Nomination Rights Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement, the Purchase Agreement or the Nomination Rights Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement, the Purchase Agreement or the Nomination Rights Agreement.

COVENANTS OF THE SELLER

Non-Competition

The Seller agrees with the Buyer and New Above that it will not, for a period of two years following the date on which the Seller ceases to have an individual represented on the Board of Directors of New Above, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other Person:

advise, be engaged or interested in, be concerned or associated with, or carry on;

lend money to, provide financial assistance to, or guarantee the debts or obligations of; or

permit its name or any part of that name to be used by any Person in connection with,

a business that competes with the Business within the Territory.

For the avoidance of doubt, nothing contained in this Agreement shall prevent nor shall the following activities of the Seller constitute a violation of the terms and conditions of this Agreement: (i) production, packaging, marketing and sales of fresh aromatic herbs in Spain and abroad; (ii) research, cultivation, production, dehydration, packaging, pressing, storage, selection, certification, marketing, sale, trading and distribution of alfalfa, corn, oats, fescue, fodder, cereal straw, fodder silage, wood, seeds and the like, and other animal feed products with milling and granulation and/or silage, intended for animal feed in Spain and/or abroad, (iii) research, cultivation, production, selection and marketing of alfalfa and corn, as well as the study of improvement techniques in Spain, and/or (iv) purchase, sale and exploitation of agricultural land, agricultural machinery and industrial and agricultural installations, as well as agricultural promotion and development and the provision of common services that serve that purpose.

Portfolio Exemption

There will be no default under Section 2.1 by virtue of the Seller holding, as a passive investor only, not more than five percent in the aggregate (including securities held by any Persons acting jointly or in concert with the Seller) of the issued and outstanding securities of a Person, the securities of which are listed on a recognized stock exchange or an organized securities market.

Non-Solicitation of Customers

The Seller agrees with the Buyer and New Above that it will not, for a period of two years following the date on which the Seller ceases to have an individual represented on the Board of Directors of New Above, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other Person:

solicit any Customer to compete with the Business of Brotalia or knowingly assist any Person, directly or indirectly, to solicit any Customer to compete with the Business; or

induce or attempt to induce any Customer to reduce its business with the Business or to terminate its relationship with the Business.

Non-Solicitation of Employees

The Seller agrees with the Buyer and New Above that it will not, for a period of two years following the date on which the Seller ceases to have an individual represented on the Board of Directors of New Above, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other Person:

induce or encourage any Employee to leave the employment of the Business, or authorize, assist, approve or encourage any other Person to do so; or

hire or attempt to hire or otherwise solicit any Employee or authorize, assist, approve or encourage any other Person to do so.

For the avoidance of doubt, nothing in this Section 2.4 shall prohibit (i) the general solicitation for employment (including the use of advertisements or the use of a search firm or other employment agency and the hiring of any such person as a result of such use), (ii) the hiring of any such person who contacts the Seller or its representatives of their own initiative, or (iii) the solicitation and hiring of any such person who has not been an employee of the Business for a period of at least six (6) months’ prior to such solicitation and hiring.

Confidentiality

The Seller acknowledges and agrees that:

in the course of its association with the Business, it has acquired Confidential Information, provided, however, that for purposes of this Section 2.5 such Confidential Information shall not include any materials incorporated in any distributions to the board or with respect to internal governance matters;

the Buyer and New Above have all rights to use and possession of, title to and ownership of the Confidential Information and the Seller will deliver all of the Confidential Information in written, electronic form or other media that it possesses promptly to the Buyer and New Above upon the completion of the transactions contemplated by the Purchase Agreement.

The Seller will hold in strict confidence and not disclose or use, and the Seller will not allow any of its Representatives to disclose or use, for a period of two years following the date on which the Seller ceases to have an individual represented on the Board of Directors of New Above, any Confidential Information, for any purpose, except as provided in this Section 2.5.

The Parties acknowledge that data stored in the computers and data storage and retrieval systems or network of any of the Seller and, if applicable, any of the Seller’s Representatives, including Confidential Information stored in electronic form, may be automatically backed up by a Provider. To the extent that those back-up procedures automatically create electronic copies of Confidential Information (“Secondary Information”), the Provider may, despite any requirement under this Agreement for the Seller to deliver all of the Confidential Information, retain Secondary Information in its archival storage for the period that it would normally archive electronic data, provided that:

those data are periodically and systematically overwritten or otherwise destroyed;

the Provider is bound by written agreement with the Seller, as applicable, to maintain the confidentiality of all of the data of the Seller, on terms substantially similar to those in this Agreement; and

the Seller will be responsible and liable for any use or disclosure of Confidential Information by the Provider that would be contrary to the terms of this Agreement if that use or disclosure was by the Seller.

Secondary Information will be subject to the provisions of this Agreement until destroyed and may not be accessed by the Seller, any Representative of the Seller or the Provider during its period of archival storage.

Use of Confidential Information by, or disclosure of Confidential Information to, any Person that is not a Party to this Agreement or is not a Provider or a Representative of the Seller permitted by the Seller to have access to the Confidential Information, that results from a breach of the security of the computers and data storage and retrieval systems or network of the Seller, the Provider or, if applicable, any Representative of the Seller, will be treated as a disclosure by the Seller contrary to the terms of this Agreement, whether or not the breach results from a failure by the Seller or, if applicable, any Representative of the Seller, to implement appropriate security measures consistent with best practices or otherwise take necessary precautions in order to secure the Confidential Information, or to exercise due diligence in verifying that the Provider had in place appropriate security measures consistent with best practices and would take necessary precautions in order to secure the Confidential Information, as the case may be.

If the Seller or any Representative of the Seller is required by any applicable law or by any Governmental Authority to disclose any Confidential Information in circumstances other than those contemplated by Section 2.5.6, the Seller or that Representative will provide the Buyer and New Above with prompt written notice of that requirement, so that the Buyer and New Above, as applicable, may contest the disclosure of the Confidential Information and seek an appropriate protective order or other appropriate remedy.

If, in the absence of a protective order or other appropriate remedy, the Seller, or any Representative of the Seller is, in the reasonable opinion of its lawyers, required by any applicable law or by any Governmental Authority to disclose any Confidential Information or would be liable for contempt or other censure or penalty, then the Seller or that Representative may, without liability under this Agreement, disclose that portion of the Confidential Information, but only that portion, that the Seller or the Representative is legally required to disclose.

The requirements of this Section 2.5 will not apply to prohibit the retention, use and disclosure of information related to the Business that is necessary for the Seller to comply with reporting requirements under applicable laws related to taxation, employment standards, workplace safety, or any other matters with respect to which disclosure is required by any Governmental Authority of all Persons engaged in the activities that are involved in the Business.

The Seller will notify the Buyer and New Above immediately upon discovery of any breach of this Section 2.5 or any unauthorized or unlawful disclosure, communication or use of any Confidential Information.

The obligations and covenants in this Section 2.5 shall survive for a period of two years following the date on which the Seller ceases to have an individual represented on the Board of Directors of New Above.

Covenants Reasonable

The Seller acknowledges and agrees that:

the covenants included in this Article 2 are reasonable in the circumstances and are necessary to protect the economic position of the Buyer and New Above;

a breach of any of the provisions of this Article 2 would cause serious and irreparable harm to the Buyer and New Above which could not be compensated adequately by monetary damages, and that the Buyer and New Above may enforce the provisions of this Article 2 by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage, and despite that damages may be readily quantifiable, it will not plead, and the Seller will not permit any of its Representatives to plead, sufficiency of damages as a defence in any proceeding for injunctive relief; and

the remedies provided by this Section 2.6 are in addition to, and not a substitute for, any other remedies for breach to which the Buyer and New Above, as applicable, would be entitled.

Covenants Independent

The existence of any claim or cause of action of the Seller against the Buyer or New Above, as applicable, whether under this Agreement, the Purchase Agreement, the Nomination Rights Agreement or otherwise, will not constitute a defence to the enforcement by the Buyer or New Above of the provisions of this Article 2 against the Seller.

GENERAL

Notices

Any Communication must be in writing and either:

delivered personally or by courier;

sent by prepaid registered mail; or

transmitted by e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

I.	to Enhol at:

II.	Grupo Empresarial Enhol, S.L.
III.	C/ Frauca nº 13, Tudela, Navarra (Spain)
IV.
V.	Attention: Gonzalo Oliver Amatriain
E-mail:	goliver@enhol.es
VI.

VII.	with a copy to

VIII.	J&A Garrigues, S.L.P.
Calle Hermosilla 3, Madrid
IX.	28001, Spain
X.	Attention: José Luis Ortín
E-mail:	jose.luis.ortin.romero@garrigues.com

XI.	to the Buyer or New Above at:

XII.	Above Food Corp.
XIII.	2305 Victoria Ave #001
XIV.	Regina, Saskatchewan, S4P 0S7, Canada
XV.
XVI.	Attention: Lionel Kambeitz, Chief Executive Officer
E-mail:	lionel@abovefood.com

XVII.

XVIII.	with a copy to
XIX.	Gowling WLG (Canada) LLP
1600, 421 7th Avenue SW,
XX.	Calgary, Alberta, T2P 4K9, Canada
XXI.	Attention: Sharagim Habibi
E-mail:	sharagim.habibi@gowlingwlg.com

or at any other address as any Party may at any time advise the others by Communication given or made in accordance with this Section 3.1. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

For the avoidance of doubt, copies provided to J&A Garrigues, S.L.P. shall be for information purposes only and shall not constitute notice under this Section 3.1.3.

Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the Province of Alberta to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable law, each of the Parties:

irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 3.3, of the substantive merits of any suit, action or proceeding; and

to the extent that Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in respect of its obligations under this Agreement.

Amendment and Waiver

No amendment, discharge, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by each Party. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

Further Assurances

Each Party will, at the requesting Party’s cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 3.5, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities having jurisdiction over the affairs of a Party or as may be required at any time under applicable law.

Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by any Party without the prior written consent of the other Parties. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives, successors and permitted assigns.

Electronic Signatures and Delivery

This Agreement and any counterpart of it may be:

signed by manual, digital or other electronic signatures; and

delivered or transmitted by any digital, electronic or other intangible means, including by e-mail or other functionally equivalent electronic means of transmission,

and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the Parties.

Counterparts

This Agreement may be signed and delivered by the Parties in counterparts, with the same effect as if each of the Parties had signed and delivered the same document, and that execution and delivery will be valid and legally effective.

Conduct of Parties

All requests, consents, approvals, opinions and decisions given or made by any Party as permitted by this Agreement must be reasonable, not be unreasonably withheld or delayed, not be subject to unreasonable conditions or qualifications, be based on good and sound business judgment, and be consistent with the terms of this Agreement.

No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, no rule of interpretation favouring one Party over another based on authorship will apply.

The remainder of this page is intentionally left blank

Each of the Parties has executed and delivered this Agreement, as of the date noted at the beginning of this Agreement.

GRUPO EMPRESARIAL ENHOL, S.L.

Per:
Name:
Title:

ABOVE FOOD CORP.

Per:
Name: Lionel Kambeitz
Title: Chief Executive Officer

ABOVE FOOD INGREDIENTS INC.

Per:
Name: Lionel Kambeitz
Title: Chief Executive Officer

Schedule 6.6

Existing Guarantees

[***]

Schedule 7.1
Purchaser’s Representations and Warranties

1.	The Purchaser is duly formed and registered and existing as such in accordance with the applicable laws thereto.

2.	The Purchaser has the necessary full legal capacity and capacity to act, without any limitation whatsoever, to sign the Agreement and the other documentation signed in relation thereto (for the purposes of these Representations and Warranties, collectively, the “Transaction Documentation”) and to fulfill and perform each and every one of the undertakings, acts and obligations assumed under the Transaction Documentation.

3.	The Purchaser has obtained all consents, authorizations and permits and has fulfilled all the legal, and bylaw requirements necessary to sign the Transaction Documentation and to fulfill and perform each and every one of the undertakings, acts and obligations assumed under the Transaction Documentation, with no further steps being required on their part for such purposes.

4.	As a result, the undertakings, acts and obligations deriving from the Transaction Documentation, and from any other public or private documents executed in implementation of those documents, are valid and legally binding on, and enforceable against, the Purchaser, in accordance with their specific terms. Neither the execution of the Transaction Documentation nor the implementation or performance of the transactions contemplated by the Agreement will result in (a) a breach of, or give rise to a default under, any material contract, corporate bylaws or other instrument to which the Purchaser is a party or by which it is bound; or (b) a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, or any governmental, regulatory or other authority applicable to the Purchaser.

5.	The Purchaser is not subject to any actual or imminent situation of winding-up, liquidation, or technical or formal insolvency, nor is it or has it been declared insolvent or been subject to any insolvency proceeding; the Purchaser has not adopted any resolutions or filed any petitions, nor is there any step or proceeding underway for the foregoing purposes, and there are no circumstances that could give rise to a court order for winding-up and/or an insolvency order being made against the Purchaser.

6.	Neither the Purchaser nor, so far as the Purchaser is aware, any of its Affiliates, directors, officers or representatives (i) have engaged in any activity or conduct that has resulted in a violation of any law, regulation or order relating to anti-corruption, anti-bribery, anti-money laundering or any laws relating to economic or trade sanctions, or (ii) have made or authorised any offer, gift, payment or transfer or promise of anything of value to any person for a commercial purpose, or (iii) have been involved or is currently involved in any investigation of an anti-corruption, anti-bribery or anti-money laundering issue or of any applicable law relating to economic or trade sanctions, nor has received any notice of investigation by a government entity with respect to any alleged non-compliance with any regulations relating to anti-corruption, anti-bribery, anti-money laundering or economic or trade sanctions.

7.	The New Above Common Shares, when delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer pursuant to this Agreement, the Lock-Up Agreement, Purchaser's articles of incorporation, and applicable securities laws.

8.	The Business Combination Agreement is duly signed by the parties thereto, constitutes a valid document which is binding and enforceable upon the parties thereto. The Business Combination Agreement has not been modified, amended, novated, supplemented or assigned except for the amendment dated March 12, 2024, copy of which have been provided to the Sellers.

9.	The parties to the Business Combination Agreement have complied in a timely manner with all of their obligations under such agreement and, to the Purchaser´s best knowledge, the parties to the Business Combination Agreement are not in default of their obligations. Neither party under the Business Combination Agreement has made a claim under the Business Combination Agreement.

10.	The Purchaser is in the process of filing a Canadian prospectus and seeking court approval of the business combination in the form of a plan of arrangement (“Plan of Arrangement”). Upon receipt of the interim court order, the Purchaser will seek shareholders’ approval of the Plan of Arrangement. After shareholders’ approval, the Purchaser intends to obtain final court approval of the Plan of Arrangement, at which time the Purchaser will be able to complete the Business Combination upon which the Sellers shall receive the relevant New-Above Shares as provided in this Agreement (including the relevant Earn-out Shares under clause 3.4 hereof).

Schedule 7.2.(i)
Sellers’ Fundamental Representations and Warranties

1.	Enhol is duly formed and registered and existing as such in accordance with the applicable laws thereto.

2.	The Sellers have the necessary full legal capacity and capacity to act, without any limitation whatsoever, to sign the Transaction Documentation and to fulfill and perform each and every one of the undertakings, acts and obligations assumed under the Transaction Documentation.

3.	The Sellers have obtained all consents, authorizations and permits and has fulfilled all the legal, and bylaw requirements necessary to sign the Transaction Documentation and to fulfill and perform each and every one of the undertakings, acts and obligations assumed under the Transaction Documentation, with no further steps being required on their part for such purposes.

4.	As a result, the undertakings, acts and obligations deriving from the Transaction Documentation, and from any other public or private documents executed in implementation of those documents, are valid and legally binding on, and enforceable against, the Sellers, in accordance with their specific terms. Neither the execution of the Transaction Documentation nor the implementation or performance of the transactions contemplated by the Agreement will result in (a) a breach of, or give rise to a default under, any material contract, corporate bylaws or other instrument to which each Seller is a party or by which it is bound; or (b) a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, or any governmental, regulatory or other authority applicable to the Sellers.

5.	Enhol is not subject to any actual or imminent situation of winding-up, liquidation, or technical or formal insolvency, nor is it or has it been declared insolvent or been subject to any insolvency proceeding; Enhol has not adopted any resolutions or filed any petitions, nor is there any step or proceeding underway for the foregoing purposes, and there are no circumstances that could give rise to a court order for winding-up and/or an insolvency order being made against Enhol.

6.	The Sellers are the legitimate owners, of the Shares, free and clear from encumbrances, fully subscribed and paid in and with all the rights inherent in them by reason of statute and the bylaws, in accordance with Schedule VI, and they are entitled to sell and transfer the full ownership of such Shares on the terms set out in this Agreement. For the avoidance of doubts, Schedule VI shall be updated on Closing Date to reflect any newly issued shares, as the case may be, in connection with any share capital increase of Brotalia in accordance with the Pre-Closing Reorganization.

7.	There is no agreement, arrangement or obligation to create or give an Encumbrance in relation to the Shares. No person has claimed to be entitled to an encumbrance in relation to any of the Shares.

8.	There are no agreements or arrangements in force which provide for the present or future issue, transfer, redemption or repayment of, or grant to any entity, person or individual the right (whether conditional or otherwise) to require the issue, transfer, redemption or repayment of the Shares.

9.	The acquisition of the Shares established under this Agreement, shall grant the Purchaser the full legal ownership of such Shares, including their corresponding political and economic rights as prescribed by the applicable law and set forth in the Company’s bylaws.

10.	There are no agreements or arrangements in force which provide for the present or future issue, transfer, redemption or repayment of, or grant to any entity, person or individual the right (whether conditional or otherwise) to require the issue, transfer, redemption or repayment of the shares of the Company.

Schedule 7.2.(ii)
Seller’s Business Representations and Warranties

1.	Subsidiaries. Ownership of shares and absence of Charges and Encumbrances

1.1.	The Company is the legitimate owner of 3,000 shares of Naturcook, representing 100% of Naturcook’s share capital, free and clear from encumbrance, fully subscribed and paid in and with all the rights inherent in them by reason of statute and the bylaws of Naturcook.

1.2.	The Company is the legitimate owner of the Assets set out in Appendix 1.2 free and clear from encumbrances.

1.3.	There is no agreement, arrangement or obligation to create or give an encumbrance in relation to the shares of Naturcook held by the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of Naturcook held by the Company.

1.4.	Except for the shares held by the Company in Naturcook, the Companies do not hold or own, directly or indirectly, rights, shares, certificates or securities in the share capital or equity of any other company, entity or branch. Notwithstanding the latter, the Purchaser acknowledges that the Company (i) has entered into (a) the Innomy MoU and the Cocuus MoU setting forth the terms and conditions of certain investments and joint ventures on the terms set forth therein, (b) shall apply for the CDTI financing described in Schedule 5.2 together with the Consortium, and (c) is party to certain research clusters pursuant to which the Companies make yearly contributions in the ordinary course of business.

2.	Formation and capacity of the Companies

2.1.	The Companies are duly formed and registered and existing as such in accordance with the laws applicable to each of them. The Companies have the necessary full legal capacity and capacity to act to own their assets and engage in the activities typical of the Business in the same manner and at the same locations as they currently do.

2.2.	The Companies are not subject to any actual or imminent situation of winding-up, liquidation, or technical or formal insolvency, nor are they or have they been declared insolvent or been subject to any insolvency proceeding; the Companies have not adopted any resolutions or filed any petitions, nor is there any step or proceeding underway for the foregoing purposes, and there are no circumstances that could give rise to a court order for winding-up and/or an insolvency order being made against the Companies.

2.3.	Both the deed of formation of the Companies and all resolutions, appointments, resignations, bylaw amendments, powers of attorney and any other resolutions by the corporate bodies of the Companies that are mandatory to register at the relevant Commercial Registries are duly registered at such Commercial Registries. There is no corporate resolution or public deed of the Companies that must be registered at the relevant Commercial Registries that is not so registered at the Agreement Date. For the avoidance of doubts, any deeds executed in relation to (i) any share capital increases approved in the framework of the Pre-closing Reorganization, and (ii) any changes of the governing body of Naturcook (i.e., change of the management form and removal and appointment of directors) shall be filed with the relevant Commercial Registry.

3.	Financial Statements. Ordinary course operation of the Companies since the date of the Financial Statements

3.1.	The Financial Statements have been prepared in good faith by the management body of the Company in accordance with the applicable legislation and with IFRS, applied in a uniform and consistent manner by the Companies in recent financial years and present a true and fair view of the state of affairs, net worth and financial position of the Companies as of FY2023 (including the Agro Business) and April 30, 2024 (after the Agro Business carve out as per the Agro APA) and for the period covered by the Financial Statements.

3.2.	The Companies have not assumed any obligations or liabilities (actual or contingent) of any kind prior to the date of the Financial Statements that should have been reflected or provided for in accordance with IFRS, but have not been duly reflected or provided for in the Financial Statements.

3.3.	Since the date of the Financial Statements, except for the actions related to the Pre-Closing Reorganization:

3.3.1	the Companies have not allotted or issued or agreed to allot or issue any share capital (other than any share capital increases that may be approved during in the framework of the Pre-closing Reorganization);

3.3.2	the Companies have not redeemed or purchased or agreed to redeem or purchase any of their share capital;

3.3.3	no change in the accounting reference period of the Companies has been made; and

3.3.4	the Business of the Companies has been carried on in the ordinary course of business without any material alteration in its nature, scope or manner, other than adaptations or changes to the normal course of the commercial operations that a reasonably prudent businessman would have implemented in the context of the current circumstances.

4.	Material Agreements

All the Material Agreements to which the Companies are parties are valid and enforceable in accordance with their respective terms and conditions, are in full force and effect, and, to the Sellers’ Knowledge, the counterparties have complied with their obligations thereunder.

For purposes of this Agreement, “Material Agreements” shall mean those listed in Appendix 4.

The Companies are not a party to any contract with the Sellers or any of its Affiliates (other than the Subsidiaries) other than those disclosed as Due Diligence Information.

5.	Insurance

5.1.	The Companies have in full force and effect general third-party civil liability and professional liability insurance, cybersecurity and fire and casualty (multi-risk) in relation to the premises occupied for the development of the Business in the terms disclosed in the Due Diligence Information.

5.2.	The Companies have not received any written notice that any of the material insurance policies maintained by or on behalf of the Companies is not in full force and effect or is void or avoidable. All premiums due and payable with respect to such policies maintained by the Companies have been paid to date. To the Seller’s knowledge, there is no threatened termination of any such policies or arrangements.

6.	Owned and leased real estate property

6.1.	The Companies have valid right and title to use and occupy the premises currently used or occupied by the Companies and listed in Appendix 6.1 (the “Properties”).

6.2.	Where the Companies occupy the Properties under a lease or equivalent agreement, the Companies have performed and materially comply with the terms of such agreements and the share sale and purchase under this Agreement shall not give any right to any counterparties to terminate or increase the rent under such agreements.

6.3.	As far as the Sellers are aware, there has not been any challenge to the referred rights over the properties owned or leased by the Companies.

7.	Intellectual property and IT Systems

7.1.	The Companies hold as of the Agreement Date valid title to use and exploit, where applicable, the registered Intellectual Property Rights listed in Appendix 7.1 which are used by them for the operation of their Business in a manner consistent with past practices.

7.2.	To the Sellers’ knowledge, the Companies do not infringe any third-party Intellectual Property Rights, and there are no claims outstanding in this regard.

7.3.	The Companies hold title to the necessary exploitation rights in the software and IT developments used by them in the operation of their Business (the “IT Systems”) in a manner consistent with past practices.

7.4.	To the Sellers’ knowledge (i) the Companies have the source codes, object codes, technical documentation and user manuals for each version of their IT Systems; (ii) the Companies are the owners or lessees of the hardware they use in the operation of their Business as pursued up to the Agreement Date.

7.5.	The IT Systems have been maintained and supported in a satisfactory manner for the operation of the Companies’ Business.

8.	Taxes

8.1.	The Companies materially comply and have complied with any Tax laws applicable to them, including any formal obligations of a Tax nature and have formulated, filed and kept the Tax Returns they are required to file or submit in relation to all Taxes, withholding taxes and other Tax obligations as required by and in accordance with mandatory laws.

8.2.	The Companies are up-to-date in the filing and payment of all taxes due (i.e., the taxes due and payable).

8.3.	All Tax accrued or owed by the Companies as of the date of the Financial Statements is duly accounted for in the Financial Statements.

9.	Employment. Social Security

9.1.	The Companies have hired their personnel and paid the remuneration and social security contributions in compliance with the current applicable laws.

9.2.	The Companies have complied and are up to date with the payment of the compensation (fixed, variable and in kind), non-salary items (allowances, expenses) and benefits of their employees.

9.3.	To the Seller’s knowledge, the Companies fulfill and have fulfilled all material obligations of a labor and employment nature, including salary obligations, and in the social security area, and in the areas of occupational risk prevention and health and safety at work.

10.	Permits and licenses

10.1.	The Companies hold all material municipal and governmental licenses, permits and concessions, as required under the respective applicable laws in order to conduct their business as presently conducted.

10.2.	The Companies have not received any written notice alleging that any material licenses, consents and other permissions and approvals required for carrying on of their Business have not been obtained.

10.3.	To the Sellers’ knowledge, the Companies are not in material violation of or default under any license or permit required for the operation of the Companies’ Business, and, as far as the Sellers are aware, no material license or permit shall be revoked, terminated prior to its normal expiration date or not renewed pursuant to its terms solely as a result of the consummation of the transactions set forth in this Agreement.

11.	Anti-corruption, anti-bribery and anti-money laundering

11.1.	To the Sellers’ knowledge, neither the Companies nor any of their respective directors, officers or representatives (i) has engaged in any activity or conduct that has resulted in a violation of any law, regulation or order relating to anti-corruption, anti-bribery, anti-money laundering or any applicable laws relating to economic or trade sanctions, in each case applicable to each of them; or (ii) has made or authorized any offer, gift, payment or transfer or promise of anything of value to any person for a commercial purpose; or (iii) has been involved or is currently involved in any investigation of an anti-corruption, anti-bribery or anti-money laundering issue or of any applicable laws relating to economic or trade sanctions, nor has received any notice of investigation by a government entity with respect to any alleged non-compliance with any regulations relating to anti-corruption, anti-bribery, anti-money laundering or economic or trade sanctions.

12.	Litigation

12.1.	Except as disclosed in Appendix 12.1, as of the Agreement Date, the Companies are not engaged in any action or proceeding (whether civil or criminal), arbitration or mediation.

12.2.	As of the Agreement Date, neither the Company nor the Subsidiary has received notice in writing of any actual or pending governmental, regulatory investigation, inquiry, lawsuit, complaint, dispute, action, claim, arbitration, penalty proceedings, inspection or proceedings of any other kind, brought by third parties or by any competent authority, of a civil, criminal, administrative, tax, labor or any other nature, which is connected with the Company or the Subsidiary.

12.3.	As of the Agreement Date, there is no judgment, award, order or decision outstanding or pending against the Company or the Subsidiary except as disclosed in Appendix 12.1.

13.	Disclosed Information

The Due Diligence Information of the Company has been disclosed by the Sellers in good faith. To the Sellers’ knowledge the Due Diligence Information of the Company (i) is true and correct in all material respects and (ii) does not omit information that would be reasonably deemed material in the context of the Transaction for a diligent and professional purchaser.

Appendix 1.2

List of Assets

[***]

Appendix 3.1

Financial Statements

[Attached]

[***]

Appendix 4

Material Agreements

The agreements listed in Appendix 1.2 are incorporated herein by reference.

Appendix 6.1

Properties

Brotalia, S.L.

•	Wharehouse 6.32. Address: Polígono de la Serna, Calle C, Nave 6-32, Tudela (31500), Navarra, Spain.
•	Wharehouse 6.33. Address: Polígono de la Serna, Calle C, Nave 6-33, Tudela (31500), Navarra, Spain.
•	Wharehouse 6.34. Dirección: Polígono de la Serna, Calle C, Nave 6-34, Tudela (31500), Navarra, Spain.

Naturcook Innovaciónes, S.L.

•	Wharehouse Arguedas: Address: Paseo de la Ribera 36, 31513, Arguedas, Navarra, Spain.

Appendix 7.1

Intellectual Property Rights

Brands / Trademarks:

Figurative mark	Mark	Territory	Registration date	Registration No.	Next renewal date	Holder
	NATURCOOK	European Union	September 8, 2015	013961396	April 17, 2025	Naturcook Innovaciónes, S.L.*
	FOODY’S	EU, UK, MX	October 20, 2022	WO0000001711224	October 20, 2032	Brotalia, S.L.

*Acquired as per agreement entered into by Naturcook and Conde Galarreta, S.L. on April 18, 2020. Registration of holder change is in process.

Domain Names:

Domain name	Holder	Status	Expiration Date
grupofoodys.com	Brotalia, S.L.	Active	February 24, 2025
grupofoodys.es	Brotalia, S.L.	Active	February 24, 2025
somosfoodys.com	Brotalia, S.L.	Active	August 27, 2024
somosfoodys.es	Brotalia, S.L.	Active	August 27, 2024
naturcook.com	Naturcook Innovaciones S.L.	Active	February 17, 2025

Appendix 12.1

Litigation

[***]